Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140444

Advanced Biotherapy, Inc.

Rights Offering for Up to 874,812,720 Shares of Common Stock

Offering of 35,839,326 Shares of Common Stock by Selling Stockholders

We are distributing to you, at no charge, ten (10) non-transferable rights for each share of common stock you owned of record on June 5, 2007. You will be entitled to purchase one (1) share of our common stock for $0.015 in cash for every right you are granted. Each right also will carry with it an oversubscription privilege to subscribe for shares of our common stock that are not purchased by other holders of rights. The rights may not be sold or transferred.

As of the record date, there were 946,561,870 shares of common stock outstanding. Certain stockholders holding in the aggregate 859,080,598 shares of common stock have consented not to participate in the rights offering. If all rights are exercised, we will issue a total of 874,812,720 shares of common stock with an aggregate cash subscription price of $13,122,191.

The subscription rights expire at 5:00 p.m., New York City time, on July 12, 2007, unless the exercise period is extended by us. Rights holders who do not exercise their rights prior to the expiration of the rights offering will lose any value represented by their rights. You should carefully consider whether to exercise your rights prior to the expiration of the rights offering. The manner in which rights may be exercised is described in detail under the heading “The Rights Offering - Method of Subscription - Exercise of Rights.” If you intend to exercise your rights, you should be careful to comply with these procedures. Additional information about the rights offering may be found under “Questions and Answers about the Rights Offering” beginning on page 1.

This Prospectus also relates to 35,839,326 shares (the “Selling Stockholder Shares”) of common stock, par value $.001 per share, of Advanced Biotherapy, Inc. The Selling Stockholder Shares may be offered by stockholders of the Company (“Selling Stockholders”) as described herein. None of the proceeds from the sale of the Selling Stockholder Shares by the Selling Stockholders will be received by us.

Our common stock is traded on the OTC Bulletin Board under the symbol “ADVB.”

	Per Share	Aggregate
Subscription Price	$0.015	$13,122,191
Estimated Expenses	$0.000	$150,000
Net Proceeds to Advanced Biotherapy	$0.015	$12,972,191

An investment in our common stock involves significant risks. We urge you to carefully read the “Risk Factors” section beginning on page 9 before you make your investment decision.
________________________________

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Determined If This Prospectus Is Accurate Or Complete. Any Representation To The Contrary Is A Criminal Offense.

The date of this Prospectus is June 11, 2007.

We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or of any sale of common stock. The Company and the Selling Stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

NOTICE TO CALIFORNIA RESIDENTS: The offering by the Selling Stockholders (as distinguished from the rights offering by the Company) is limited to suitable investors only. Each purchaser of shares in California from a Selling Stockholder must meet one of the following suitability standards: (a) not less than $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus estimated $65,000 gross income during the current tax year; (b) not less than $500,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile); (c) not less than $1,000,000 net worth (inclusive of home, home furnishings and automobiles); or (d) $200,000 gross annual income.

We are offering the rights and the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and no commissions, fees or discounts will be paid in connection with the rights offering. American Stock Transfer & Trust Company is acting as subscription agent and Georgeson Inc. is acting as information agent for the rights offering. Therefore, while certain of our directors and officers may solicit responses from you, those directors and officers will not receive any commissions or compensation for those services.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q: What is a right?

A: Each right entitles its holder to purchase one share of our common stock at an exercise price of $0.015 per share.

Q: What was the record date for the rights offering?

A: The record date for the rights offering, which was the date used to determine the stockholders entitled to receive rights, was June 5, 2007.

Q: How many rights am I receiving?

A: You are receiving ten (10) rights for each share of our common stock that you hold on the record date. We will issue up to 874,812,720 shares in the rights offering.

Q: How much does a right cost?

A: We are distributing rights at no charge to stockholders of our common stock as of the close of business on the record date.

Q: What is my oversubscription privilege?

A: Each rights holder who elects to exercise its basic subscription rights in full may also subscribe for additional shares at the same $0.015 per share exercise price if any shares are not purchased by other holders of basic subscription rights as of the expiration date.

Q: What if there are an insufficient number of shares to satisfy the oversubscription requests?

A: If an insufficient number of shares is available to fully satisfy the oversubscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their oversubscription privilege based on the respective number of shares each rights holder oversubscribed for under the oversubscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after expiration of the rights offering.

Q: When do the rights expire?

A: The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on July 12, 2007, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. See “The Rights Offering - Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q: Am I required to exercise my rights?

A: No. If you choose not to fully exercise your rights, however, your relative ownership in us will be diluted. Rights holders who do not exercise their rights prior to the expiration of the rights offering will lose any value represented by their rights.

Q: What happens if I do not exercise my rights?

A: If you do not exercise your rights prior to the expiration of the rights offering, your rights will expire.

Q: May I transfer my rights if I do not want to purchase any shares?

A: No. The rights are non-transferable. The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on July 12, 2007, unless the exercise period is extended by us as described above. See “Q: When do the rights expire?”

Q: When will I receive my rights certificate?

A: Promptly after the date of this Prospectus, the subscription agent will send a rights certificate to each holder of our common stock that is registered on our stockholder registry maintained at American Stock Transfer & Trust Company, the transfer agent for our common stock. If you own your shares of common stock through a broker, bank or other nominee, you will not receive an actual rights certificate. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank or other nominee and request a separate certificate. It is not necessary to have a physical rights certificate in order to effect a sale of your rights or to elect to exercise your rights. See “Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, bank or other nominee?”

Q: How do I exercise my rights?

A: You may exercise your rights by properly completing and signing your rights certificate. Delivery of your rights certificate must be accompanied by full payment of the exercise price for each share you wish to purchase (including any amounts in respect of the oversubscription rights). You must deliver your rights certificate to American Stock Transfer & Trust Company, which is acting as the subscription agent for the rights offering. The subscription agent will not accept a facsimile transmission of your completed rights certificate. We recommend that you send your rights certificate by overnight courier or, if you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights by (1) certified check drawn upon a U.S. bank payable to the subscription agent, (2) cashier's check drawn upon a U.S. bank or express money order payable to the subscription agent or (3) wire transfer of funds to the account maintained by the subscription agent for the purpose of the rights offering. See “The Rights Offering - Method of Subscription - Exercise of Rights” and “Method of Payment of Exercise Price.” If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering - Guaranteed Delivery Procedures.”

You should deliver your rights certificate, payment of the exercise price (unless you decide to wire your payment) and any Notices of Guaranteed Delivery to American Stock Transfer & Trust Company, which is acting as our subscription agent, by hand delivery, mail or overnight courier to:

By Hand Delivery: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane, Plaza Level New York, NY 10038	By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

Delivery other than in the manner or to the address listed above will not constitute valid delivery.

Q: When will I receive the shares I am purchasing by exercising my rights?

A: If you properly exercise your rights, you will be deemed to own the shares immediately after the expiration of the rights offering. We will issue share certificates as soon as practicable thereafter. We have the discretion to delay distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the subscription agent.

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, bank or other nominee?

A: If you hold shares of our common stock through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise your rights. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials. See “The Rights Offering - Beneficial Owners.”

Q: Will I be charged a sales commission or a fee if I exercise my rights?

A: We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or other nominee.

Q. If I want to exercise my rights, will it be easier for me to do so if I hold my rights in my own name or through my broker, bank or other nominee?

A. We believe that it will be easier to exercise rights held through a broker, bank or other nominee rather than in your own name. Your broker, bank or other nominee should be experienced in effecting transfers of securities and in completing the documentation necessary to exercise your rights. Your broker, bank or other nominee will provide you with the means to exercise your rights. Once you have indicated to your broker, bank or other nominee your decision to exercise your rights, your broker will take care of all of the necessary documentation. Your broker, bank or other nominee may also use the facilities of The Depository Trust Company, or DTC, to effect the exercise of your rights in a timely manner.

Q: How was the $0.015 exercise price determined?

A: The Company entered into a Share Purchase And Debt Restructure Agreement (“Restructure Agreement”) dated as of August 28, 2006, with Richard P. Kiphart, a director of the Company and the holder of approximately 79% of the Company’s then outstanding convertible notes and other promissory notes (“notes”). Prior to entering into the Restructure Agreement, an independent committee of the Company’s Board of Directors entered into discussions with Mr. Kiphart about his proposal submitted to the Board of Directors to acquire new shares of Company common stock and to convert all his Company notes into shares of common stock. Mr. Kiphart’s proposal provided for the purchase of new shares at a purchase price of $0.015 per share and the conversion of his Company notes at a reduced conversion price of $0.015 per share. The Board of Directors approved that share and conversion price and the Restructure Agreement. The Board of Directors considered the recent trading price for our common stock, and other factors, including the likely adverse outcome for the Company and its stockholders if Mr. Kiphart’s proposal were not accepted by the Board of Directors. As a condition to the closing of the Restructure Agreement, the Board of Directors received an opinion from an independent investment banking firm that the proposal to acquire $6.5 million of new shares at $0.015 per share and the conversion of all Company notes at the reduced conversion price of $0.015 per share was fair to the stockholders from a financial point of view. The Company received $6.5 million of new capital pursuant to the Restructure Agreement in consideration for 433,333,331 new shares of common stock at $0.015 per share. The $0.015 exercise price is not intended to bear a direct relationship to our assessment of the value of an investment in the Company. As a result, the exercise price should not be considered an indication of the value of our Company or of our common stock.

Q: How will you use the proceeds from the rights offering?

A: If all rights are exercised, our gross proceeds from the rights offering will be approximately $13,122,191. We expect to use the net proceeds from the rights offering to acquire a revenue-generating business and for general corporate purposes. See “Use of Proceeds.”

Q: If I exercise my rights in the rights offering, may I withdraw the exercise?

A: Yes. Once you have exercised your rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, by following the procedures described under “The Rights Offering - Withdrawal of Exercise of Rights,” subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on July 11, 2007.

Q: May you terminate the rights offering?

A: Yes. We currently have no intention of terminating the rights offering, but we have reserved the right to terminate the rights offering if unforeseen circumstances occur between the date of this Prospectus and the scheduled expiration of the rights offering.

Q: If the rights offering is terminated, will my payment be refunded to me?

A: Yes. If the rights offering is terminated, the subscription agent will return as soon as practicable all exercise payments, without interest. See “The Rights Offering-Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q: How many shares of Advanced Biotherapy common stock will be outstanding after the rights offering?

A: The number of shares of our common stock that will be outstanding immediately after the completion of the rights offering will be approximately 1,821,374,590 shares, exclusive of outstanding options and warrants.

Q: Have you or your board of directors made a recommendation as to whether I should exercise my rights?

A: No. Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should make those decisions based upon your own assessment of your best interests. As of the date of this Prospectus, none of our directors has definitively indicated an intention with respect to participation in the rights offering. Furthermore, Richard P. Kiphart and Christopher W. Capps, the Chairman of the Board and the Chief Executive Officer, respectively, as well as certain other Company directors have consented not to participate in the rights offering, because, in October 2006, they acquired shares of our common stock at the same $0.015 price per share. If our one participating director and our advisory board members exercise all of their rights, we would issue approximately 306,453,680 shares to these individuals, representing approximately 35% of the shares issuable upon exercise of the rights offered in the rights offering. Our advisory board members and the eligible director may exercise some or all of their rights.

Q: What are the material U.S. federal income tax consequences of the rights offering to me?

A: You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Q: What should I do if I have other questions?

A: If you have any questions about the procedure for exercising your rights, including the procedure if you have lost your rights certificate, please contact Georgeson Inc., which is acting as our information agent, at:

17 State Street, 10th Floor
New York, NY 10004

Banks and brokerage firms, please call (212) 440-9800.
All others, please call toll-free (866) 785-7394.

For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

This Prospectus is part of a registration statement on Form SB-2 (which includes exhibits) that we filed with the Securities and Exchange Commission, or the SEC, covering the rights and the shares of common stock to be issued upon exercise of the rights and the shares of common stock to be offered by the Selling Stockholders. This Prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. With respect to any document referred to in this Prospectus, you should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed on the SEC’s website located at www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”

The following summary highlights selected information from this Prospectus but may not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire Prospectus. This investment involves a high degree of risk and we encourage you to read “Risk Factors” beginning on page 9. Certain terms used in this Prospectus are explained in “Glossary of Certain Terms” which starts on page 40.

The Company

Advanced Biotherapy, Inc. is a corporation organized and existing under the laws of the State of Delaware, headquartered in Chicago, Illinois.

Prior to our debt restructure and equity placement in 2006, our Company focused on the development of biologic therapeutic antibodies for treating a range of autoimmune diseases based on an anti-cytokine platform technology. Our activities have consisted primarily of research, development and non-United States investigational human clinical trials. Such development stage activities have resulted in an accumulated deficit of $20,829,491 at March 31, 2007. Based upon our historical activities, we are a development stage biotechnology company holding patents based on the anti-cytokine platform. Management currently does not plan to continue the Company’s research and development projects or to pursue new patent applications.

Our autoimmune disease technology focuses on an anti-cytokine platform. The Company’s primary cytokine target has been interferon-gamma. Cytokines are soluble components of the immune system that are largely responsible for regulating the immune response. When overproduced, as in certain autoimmune diseases, interferons and cytokines can lead to immune system disturbance and inflammation resulting in localized tissue damage and pathology seen in autoimmune diseases (ADs). To date, the Company has not achieved its plans to enter into out-licensing agreements with pharmaceutical companies that seek to use the Company’s patents to develop biologic drugs designed to reduce the levels of certain cytokines that may effectively treat a range of autoimmune diseases.

Our patented technology is based upon the work of Dr. Simon Skurkovich and Dr. Boris Skurkovich who first suggested that autoimmune disease may be the result of augmented cytokine production. We conducted several investigational clinical trials at major institutes of the Medical Academy of Sciences in Russia, in which we evaluated the efficacy of a series of investigational antibodies, raised against certain cytokines, in autoimmune diseases such as rheumatoid arthritis (RA), multiple sclerosis (MS), certain autoimmune skin diseases, and a disease of the eye.

Development Stage Activities

We have been in the development stage since our formation in 1985. We have generated little revenue in the past years and have suffered recurring losses from operations, resulting in an accumulated deficit of $20,829,491 at March 31, 2007.

Business Strategy

The Company’s business development plan for 2007 principally focuses on the following three specific elements:

1.	Evaluation of possible acquisition candidates;
2.	Acquisition of a control or non-control position in a revenue-generating company through investment in equity, of convertible debt or an asset acquisition; and
3.	Licensing agreements with selected pharmaceutical companies seeking opportunities related to our patents.

As described above, one of the Company’s objectives, although not its primary objective, is to establish a collaborative relationship with one or more pharmaceutical or biotechnological companies that could result in the generation of licensing, milestone and royalty payments to the Company. As of the date hereof, the Company has not entered into any agreement to acquire a revenue generating company, nor has it entered into any agreement with a pharmaceutical or biotechnological company, or any such licensing arrangements.

The Company had $5,982,456 in cash at March 31, 2008. This amount of cash is adequate to meet the Company’s projected cash requirements for the next 12 months. Based upon the Company’s current business plan, management believes that for the 12-month period ending March 31, 2008, the earned interest on the Company’s cash and investments will be sufficient to fund approximately 55% to 65% of its ordinary operating expenses, including legal fees incurred in maintaining its patents, but excluding fees and costs associated with our stockholder rights offering. The remaining 35% to 45% of funds for our operating expenses is expected to come from the Company’s existing principal amount of cash and investments and proceeds raised from the Company’s rights offering. The Company does not have a source of revenue to continue its operations beyond the current available funds.

Government Regulation

The Company’s development stage products would require regulatory approval from the United States Food and Drug Administration (“FDA”) prior to marketing of such products. The Company is not sufficiently funded to allow it to complete the product development process, obtain FDA approval, or market its products. The Company plans to consider opportunities for joint ventures or licensing or similar arrangements with large pharmaceutical companies to provide the funding necessary for obtaining FDA approval. However, there can be no assurance that the Company will enter into any such arrangements, obtain the appropriate regulatory approvals, or develop, market, or distribute commercially viable products.

Patent Status

On December 25, 2001, the Company was issued United States Patent No. 6,333,032 for the use of interferon-gamma antibodies as a monotherapy to treat five diseases of autoimmune etiology: Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis and Ankylosing Spondylitis. The Company’s patented treatment also uses various methods to neutralize or block specific combinations of cytokines and their receptors. In addition, the Company was issued United States Patent No. 6,534,059, issued March 18, 2003, covering the use of interferon gamma antibodies for treatment of corneal transplant rejection. On March 8, 2005, the Company was issued United States Patent No. 6,863,890 for use of antibodies to Tumor Necrosis Factor-alpha (TNF-a), Interferon-Gamma (IFN-g) and Interferon-alpha (IFN-a) for the treatment of AIDS. On March 1, 2005, the Company was issued United States Patent No. 6,861,056 for use of antibodies to IFN-g and standard therapy for treatment of uveitis. The Company also has been issued United States Patent Nos. 5,626,843, 5,888,511, 6,846,486 and 7,115,263 and Australia Patent Nos. 730498 and 2002318175. The Company has also been issued Europe Patent No. 1401496, which is validated in Great Britain and Italy. In addition, the Company has eleven United States utility patents pending filed between November 26, 2002, and October 2, 2006. The Company also has two applications pending in each of Europe, Hong Kong and Canada, as well as a pending application in Japan. The Company has one PCT application pending.

Proceeds of Offering

We will not receive any proceeds from the sale of shares by the Selling Stockholders. However, if all the rights were exercised, we would receive aggregate gross proceeds of $13,122,191.

Common Stock

Our Common Stock is offered on the OTC Bulletin Board under the symbol “ADVB.” The last reported closing price of the Common Stock on April 17, 2007, was $0.04.

The Rights Offering
Rights

We are distributing to stockholders of record of our common stock as of the close of business, New York time, on June 5, 2007, at no charge, ten (10) non-transferable rights for each share of our common stock they hold on the record date. Each right entitles its holder to purchase one share of our common stock at an exercise price of $0.015. We will issue up to a total of 874,812,720 shares in the rights offering.

Basic Subscription Rights	Each right will entitle the holder to purchase one share of our common stock at the $0.015 per share exercise price.
Exercise Price	$0.015 per share.
Oversubscription Privilege
Each rights holder who elects to exercise its basic subscription rights in full may also subscribe for additional shares at the same $0.015 exercise price per share if any shares are not purchased by other holders of basic subscription rights as of the expiration date. If an insufficient number of shares is available to fully satisfy the oversubscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their oversubscription privilege based on the respective number of shares each rights holder oversubscribed for under the oversubscription privilege.

Record Date	June 5, 2007, which was the date used to determine the stockholders entitled to receive rights.

Expiration
The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on July 12, 2007, unless the exercise period is extended by us. We currently do not intend to extend the exercise period.

Effect of Rights Offering
On the record date for the rights offering, Richard P. Kiphart beneficially owned approximately 82% of our outstanding common stock. If all of the rights covered by this Prospectus are exercised, Mr. Kiphart's beneficial ownership percentage will become approximately 42%. See “Risk Factors - Risks Relating to Our Common Stock.”

Non-Transferability of Rights	The rights are non-transferable. You may not seek to sell your rights. The rights do not have a trading market.
Procedures for Exercise
You may exercise your rights by properly completing and signing your rights certificate. You must deliver your rights certificate to American Transfer & Trust Company, which is acting as the subscription agent for the rights offering. The subscription agent will not accept a facsimile transmission of your completed rights certificate. This delivery must be accompanied by full payment of the exercise price for each share you wish to purchase (including any amounts in respect of the oversubscription privilege). If you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. See “The Rights Offering - Method of Subscription - Exercise of Rights.”

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering - Guaranteed Delivery Procedures.”

Exercise by Beneficial Holders
If you hold shares of our common stock through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise your rights. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials. See “The Rights Offering - Beneficial Owners.”

Issuance of Common Stock
If you properly exercise your rights, you will be deemed to own the shares immediately after the expiration of the rights offering. We will issue share certificates as soon as practicable thereafter. We have the discretion to delay distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the subscription agent.

No Recommendation	Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should make those decisions based upon your own assessment of your best interests.
U.S. Federal Income Tax Consequences of Rights Offering	You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise, or lapse of the rights in light of your particular circumstances.

Subscription agent	American Stock Transfer & Trust Company.
Information Agent	Georgeson Inc.
Risk Factors	An investment in our common stock involves significant risks. You should read “Risk Factors” beginning on page 9 before you exercise your rights.
For additional information concerning the rights offering, see “The Rights Offering,” beginning on page 18.

RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the risks and uncertainties described below, and the other information included in this prospectus, before deciding to invest in our common stock. Any of the risk factors described therein or set forth below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose a part or all of your investment.

Risks Relating to Our Common Stock

There is a limited public market for our common stock; our stock price is subject to volatility and our common stock is quoted on the OTC Bulletin Board, which limits the liquidity and could negatively affect the value of our common stock.

There is a limited public market for our stock and an active trading market for our common stock may not be sustained in the future. Our stock price is highly volatile, so that investment in our stock involves substantial risk. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Economic and other external factors may have a significant effect on the market price of our common stock. Fluctuations or decrease in the trading price of our common stock may adversely affect the liquidity of the trading market for our common stock. This lack of liquidity may adversely affect our ability to raise capital through future equity financing.

The stock price of our common stock is subject to volatility.

Our stock price may be affected by numerous factors, many of which are beyond our control such as:

•	our business development plan
•	acquisition of a revenue generating business
•	operational results and cash flow of a revenue generating business
•	material public announcements
•	developments or disputes as to our patent or other proprietary rights.
•	unsatisfactory clinical trial results
•	delays in clinical trial plans or manufacturing
•	market reaction to announcements by other biotechnology or pharmaceutical companies
•	initiation, termination or modification of agreements with collaborative partners
•	general market conditions

If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of our common stock would likely drop significantly.

We do not expect to pay dividends on our common stock in the foreseeable future.

We did not pay dividends on our common stock in the past and do not expect to pay cash dividends on our common stock in the foreseeable future. Our payment of any dividends in the future will be at the discretion of our board of directors and will depend upon various factors, including future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries. In addition, under Delaware law, unless a corporation has available surplus it cannot declare or pay dividends on its capital stock.

Future sales of our common stock or the perception that sales could occur may depress our stock price.

Upon the full exercise of rights in our rights offering, approximately 1,821,374,590 shares of our common stock will be issued and outstanding. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the rights offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and a price that we deem appropriate.

By virtue of the registration statement of which this document is a part, all shares purchased in the rights offering will be freely tradable without restriction under the Securities Act except for any such shares held at any time by any of our “affiliates” as such term is defined under Rule 144 promulgated under the Securities Act. Certain other outstanding shares may be resold under Rule 144 under the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates.

Richard P. Kiphart and other stockholders hold a significant number of shares of our common stock. Sales by one or more of these stockholders could cause significant fluctuation in our stock price. In the future, we may determine to raise capital through offerings of our common stock, securities convertible into our common stock or rights to acquire these securities or our common stock. In any case, the result could ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect this dilution may have on the price of our common stock.

Upon completion of the rights offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all of the shares of common stock reserved for issuance upon exercise of certain stock options to purchase up to 7,560,000 shares of common stock and other shares of common stock to be issued or reserved for issuance under an equity incentive plan that the Company may in the future adopt. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares of common stock registered under any such registration statement and issued upon exercise of such stock options will be available for sale with the option market, unless such shares of common stock are subject to vesting restrictions.

Our stockholders likely will incur dilution as a result of actions recently approved by our Board of Directors regarding our common stock.

Our Board of Directors recently approved an amendment to our Certificate of Incorporation (“Amendment”) that would increase our authorized shares of common stock from 2,000,000,000 shares to 2,500,000,000 shares, and to adopt an equity incentive plan (“2007 Equity Plan”) for directors, employees and consultants under which 60,000,000 shares of common stock would be reserved. No shares have been awarded or options granted under the 2007 Equity Plan. Both the Amendment and the 2007 Equity Plan are subject to stockholder approval, which the Company intends to seek after completion of the rights offering.

Richard P. Kiphart is able to significantly influence our business and affairs.

On the record date for the rights offering, Richard P. Kiphart beneficially owned approximately 82% of our outstanding common stock. If all of the rights covered by this Prospectus are exercised, Mr. Kiphart's beneficial ownership percentage will become approximately 42%. Mr. Kiphart currently can control our business and affairs, and can significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Our common stock is considered a penny stock, which may make it difficult to obtain timely and accurate quotes for the stock or execute trades in it.

The rules of the Securities and Exchange Commission define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prescribed by the Securities and Exchange Commission, to provide the customer with additional information, including the current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may reduce the level of trading activity in any secondary market for our common stock and may adversely affect the ability of broker-dealers to sell our securities.

Risks Relating to the Rights Offering

Stockholders who do not fully exercise their rights will have their interests diluted by stockholders who do exercise their rights.

The Company recently sold an aggregate 433,333,331 shares of common stock for $6.5 million, at $0.015 per share to Richard P. Kiphart, Christopher W. Capps and five other investors, of which Mr. Kiphart acquired 92.5% of the $6.5 million in new shares. The rights offering, if fully exercised, will result in our issuance of an additional 874,812,720 shares of our common stock. If you choose not to fully exercise your rights prior to the expiration of the rights offering, your relative ownership interest in us will be diluted further.

The exercise price for the rights offering was set pursuant to the Share Purchase and Debt Restructure Agreement dated as of August 28, 2006, between the Company and Richard P. Kiphart, and does not reflect a determination of our value.

Each right entitles its holder to purchase one share of our common stock at an exercise price of $0.015 per share. This exercise price is the same price per share paid by Richard P. Kiphart and other investors pursuant to the Restructure Agreement. The exercise price does not reflect a determination of our value or the value of our common stock.

The price of our common stock may decline before or after the expiration of the rights offering.

We cannot assure you that the public trading market price of our common stock will not decline below the exercise price after you elect to exercise your rights. If that occurs and you do not withdraw your exercise prior to the deadline for withdrawal, you will have committed to buy shares at a price above the prevailing market price, and you will suffer an immediate unrealized loss on those shares as a result. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your shares at a price equal to or greater than the exercise price.

Following the deadline for withdrawal, your exercise of rights may not be revoked.

Once you have exercised your rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on July 11, 2007. Following the deadline for withdrawal, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. Therefore, even if circumstances arise after you have exercised your rights pursuant to the rights offering that change your mind about investing in our common stock, you will nonetheless be legally bound to proceed.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by the subscription agent, American Stock Transfer & Trust Company, prior to the expiration of the rights offering. The time period to exercise rights is limited. If you or your broker fails to complete and sign the required rights certificate, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

If you use a personal check to pay for the shares, it may not clear in time.

Any personal check used to pay for shares must clear prior to the expiration date and the clearing process may require seven or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time.

Sales by Selling Stockholders to investors in the State of California are limited to investors meeting certain suitability standards, and, therefore, not all California investors are qualified.

The offering by the Selling Stockholders was approved in the State of California on the basis of a limited offering qualification which provides that offering and sales may be made only to investors who meet certain suitability standards as described in this Prospectus. Each purchaser of the shares in California from a Selling Stockholder must meet one of the following suitability standards: not less than $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus estimated $65,000 gross income during the current tax year; (b) not less than $500,000 liquid net worth (a net worth exclusive of home, furnishings and automobile); (c) not less than $1,000,000 net worth (inclusive of home, home furnishings and automobiles); or (d) $200,000 gross annual income. As a result of our reliance on the limited offering qualification, we are not required to demonstrate compliance with some or all of the merit regulations of the California Department of Corporations.

As a result of our application for a limited offering qualification, we were notified by the California Department of Corporations that the exemptions for secondary trading available under California Corporations Code Section 25104(h) will be withheld by the Department; however, there may be other exemptions available for sales by a bona fide owner for his or her own account without advertisement and without being effected by or through a broker/dealer in a public offering.

The State of Ohio and the State of Idaho have not declared effective the registration of the shares of common stock for sale in our rights offering to residents of Ohio or Idaho and the shares of common stock for sale by the Selling Stockholders.

The Division of Securities of the State of Ohio (“Division of Securities”) notified the Company that the Company may not offer or sell any shares in the rights offering to investors in the State of Ohio. The Division of Securities asserts that, under Ohio law, the Division must reject the Company’s application to register its shares and the shares held by the Selling Stockholders. The State of Idaho has not declared effective the registration of our shares of common stock for sale in our rights offering to residents of Idaho or the shares of common stock for sale by the Selling Stockholders. As a result, stockholders who reside in the State of Ohio and the State of Idaho will not be able to participate in the rights offering. The Selling Stockholders will not be able to offer or sell their shares to residents of the State of Ohio or the State of Idaho, absent an exemption from registration under the securities laws of that State.

Risks Relating to the Company

We have a history of operating losses.

For the three months ended March 31, 2007, the Company realized a net loss of $60,412, and for the fiscal year ended December 31, 2006, we realized a net loss of $7,418,882. At March 31, 2007, we had an accumulated deficit of $20,829,491. Currently, the Company’s only source of income is from interest earned on its cash and investments. The Company had $5,982,456 in cash at March 31, 2007. Based upon the Company’s current business plan, management believes that for the 12-month period ending March 31, 2008, the earned interest on our cash and investments will be sufficient to fund approximately 55% to 65% of ordinary operating expenses including legal fees incurred in maintaining its patents on its intellectual property, but excluding fees and costs related to our stockholder rights offering. The remaining 35% to 45% of funds for our operating expenses is expected to come from the Company’s existing principal amount of cash and investments and proceeds raised from the Company’s rights offering. The Company does not have a source of revenue to continue its operations beyond the current available funds.

We do not have any of our own products in FDA clinical trials, and we do not have regulatory approvals required to market our products.

Our products are in the development stage, have not been subjected to clinical studies in the United States (except for preliminary initiation of Phase I clinical trials at Georgetown Medical University since terminated), have limited clinical data based upon studies conducted in Russia, have not been cleared for marketing by the FDA or foreign regulatory authorities, and cannot be commercially distributed in the United States and/or in foreign markets unless and until such clearance is obtained. We have discontinued our research and development projects, and we have no current plans to recommence those projects.

The development, manufacture and sale of drug products are subject to extensive and rigorous regulation by federal, state, local and foreign governmental authorities. In particular, products for human health are subject to substantial preclinical and clinical testing and other approval requirements by the FDA and comparable foreign regulatory authorities. The process for obtaining the required regulatory approvals from the FDA and other regulatory authorities takes many years and is very expensive. There can be no assurance that any product for which we may license our patents will prove to meet all of the applicable standards to receive marketing approval. There can be no assurance that any such approvals will be granted on a timely basis, if at all. If regulatory approval of a product were ever to be obtained, such approval may involve substantial restrictions and limitations on the use of the product.

Our research and development and marketing efforts will be dependent on collaborations and if our collaborations are not successful, we may not be able to successfully develop and market products.

At present, we have no collaboration agreements with other companies. If we pursue and enter into any such agreement, these agreements may be expected to call for our partners to control the supply of bulk or formulated drugs for commercial use or for use in clinical trials, design and execution of clinical studies, the process of obtaining regulatory approval to market the product, and/or marketing and selling of any approved product.

In each of these areas, our partners may not support fully our research and commercial interests since our program may compete for time, attention and resources with the internal programs of our corporate collaborators. As such, we cannot be sure that our corporate collaborators, if any, will share our perspectives on the relative importance of our program, that they will commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions.

Research and development activities, including future clinical trials, are inherently uncertain and we may be unable to obtain or maintain regulatory approval for any products.

Preclinical testing and clinical trials must demonstrate that a product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that these clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates. A number of companies in the biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials.

We cannot be sure that we or our licensees, if any, would be permitted by regulatory authorities to undertake clinical trials for any of our anti-cytokine platform technology, or that if such trials are conducted, any product candidates will prove to be safe and efficacious or will receive regulatory approvals.

Manufacturing difficulties could materially impair our competitive position and our possibility of conducting clinical trials.

We lack the facilities to manufacture our products and do not have an adequate supply of product to begin clinical studies in the United States.

If we are unable to protect our patents, we may not be able to develop products or compete successfully.

We have eight issued United States patents, two patents issued in Australia and one patent issued in Europe. Our success and ability to compete effectively will depend, in part, on the strength of our patents and the ability to obtain protection for our products, if any, in U.S. and foreign markets. No assurance can be given that any patents issued to us will not be challenged, invalidated, or circumvented. Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued to us and/or determine the scope and validity of other parties' proprietary rights.

We have eleven United States utility patent applications pending. The United States patent position of pharmaceutical companies involves many complex legal and technical issues and has recently been the subject of much litigation. There is no clear policy establishing the breadth of claims or the degree of protection afforded under such patents. As a result, there can be no assurance that any of our patent applications will be approved, except where claims under an application have already been examined and allowed, nor that we will develop additional proprietary products that are patentable. There can be no assurance that any United States patents issued to us will provide us with any competitive advantages or will not be challenged by third parties or that patents issued to others will not have an adverse effect on our ability to conduct our business. We could incur substantial costs in asserting our patent rights and in defending patent infringement suits against us or our executives relating to ownership of, or rights to, patents and other intellectual property of third parties. Such disputes could substantially delay our drug development or commercialization.

Furthermore, we cannot be certain that we were the first chronologically to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions because prior to November 29, 2000, patent applications in the United States were maintained in secrecy until issue, and are only published now following certain rules, and because publication of discoveries in the scientific and patent literature often lag behind actual discoveries. In the event that a third party has also filed a patent application for any of its inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office (PTO) to determine priority of the invention, which could result in substantial cost to us, even if the eventual outcome is favorable to us. In the event of an adverse decision as to priority of invention, we would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving us in connection with one or more of our patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents. In addition, there can be no assurance that our patents would be held valid by a court of law of competent jurisdiction. Any such adverse decision likely would have a material adverse affect on our patent rights and our ability to license our patents.

We face substantial competition and others may discover, develop, acquire or commercialize products before or more successfully than our licensees, if any, may do.

We are not actively engaged in the development or commercialization of any products other than to seek potential licensing agreements, if any. A number of companies are pursuing the development of novel products which target the same diseases as we have targeted. These competitors have substantially greater capital resources, research and development staffs and facilities than we do. They may develop and introduce products and processes competitive with those of our licensees, if any. They represent significant short-term and long-term competition for us. For certain of our products, an important factor in competition may be the timing of market introduction of these competitive products. This timing will be based on the effectiveness with which our licensees, if any, or the competition can complete clinical trials and approval processes and supply quantities of these products to market. Competition among products approved for sale will be based on, among other things, efficacy, safety, reliability, price, marketing capability and patent position.

FORWARD-LOOKING STATEMENTS

This Prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements” related to management’s expectations about future conditions. When we use words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should” or similar expressions, or the negative of these terms, or when we discuss our strategy or plans, we are making forward-looking statements.

Forward-looking statements are not guarantees of future results, levels of activity, performance or achievements. They involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. Our performance and results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth above and in this Prospectus. The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company’s control. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission. Risks that we anticipate are discussed in more detail in the section entitled “Risk Factors” beginning at page 9. Other unanticipated occurrences besides those listed in this Prospectus could also adversely affect us.

USE OF PROCEEDS

If all the rights were exercised, we would receive aggregate gross proceeds of $13,122,191 before payment of expenses of the rights offering. We expect to use the net proceeds from the rights offering together with cash on hand and other available funds, if any, to make an acquisition of a revenue-generating business and for working capital purposes.

We will not receive any proceeds from the sale of common stock held by Selling Stockholders covered by this Prospectus. See the “Selling Stockholders” section of this Prospectus, which follows, for more information.

DETERMINATION OF OFFERING PRICE

The Company entered into a Share Purchase And Debt Restructure Agreement (“Restructure Agreement”) dated as of August 28, 2006, with Richard P. Kiphart, a director of the Company and the holder of approximately 79% of the Company’s then outstanding convertible notes and other promissory notes (“notes”). Prior to entering into the Restructure Agreement, an independent committee of the Company’s Board of Directors entered into discussions with Mr. Kiphart about his proposal submitted to the Board of Directors to acquire new shares of Company common stock and to convert all his Company notes into shares of common stock. Mr. Kiphart’s proposal provided for the purchase of new shares at a purchase price of $0.015 per share and the conversion of his Company notes at a reduced conversion price of $0.015 per share. The Board of Directors approved that share and conversion price and the Restructure Agreement. The Board of Directors considered the recent trading price for our common stock, and other factors, including the likely adverse outcome for the Company and its shareholders if Mr. Kiphart’s proposal were not accepted by the Board of Directors. As a condition to the closing of the Restructure Agreement, the Board of Directors received an opinion from an independent banking firm that the proposal to acquire $6.5 million of new shares at $0.015 per share and the conversion of all Company notes at the reduced conversion price of $0.015 per share was fair to the stockholders from a financial point of view. The Company received $6.5 million of new capital pursuant to the Restructure Agreement in consideration for an aggregate 433,333,331 new shares of common stock at $0.015 per share. The $0.015 exercise price is not intended to bear a direct relationship to our assessment of the value of an investment in the Company. As a result, the exercise price should not be considered an indication of the value of our Company or of our common stock.

DILUTION

At March 31, 2007, we had a net tangible book value of $6,248,585 or approximately $0.007 per share. The net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of common stock outstanding at March 31, 2007.

After giving effect to the sale of the 874,812,720 shares of common stock offered in the rights offering hereby (assuming full exercise of all rights) and after deducting the estimated offering expenses, our pro forma net tangible book value as of March 31, 2007 would have been $19,223,585, or approximately $0.011 per share, representing an immediate dilution of $0.004 per share or approximately 26.7% in respect of shares of common stock purchased pursuant to this rights offering. The following table illustrates this per share dilution:

Subscription Price		$0.015
Net tangible book value per share before offering	$0.007
Increase in net tangible book value per share from stockholders exercising rights	$0.004
Pro forma net tangible book value per share after rights offering		$0.011
Dilution to stockholders exercising rights(1)		$0.004

(1)	Dilution is determined by subtracting the pro forma net tangible book value per share from the subscription price paid by an investor for a share of common stock in the rights offering.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock of the Selling Stockholders at May 4, 2007, and as adjusted to give effect to the sale of the Selling Stockholder Shares offered hereby. The Selling Stockholder Shares are being registered to permit public secondary trading of the Selling Stockholder Shares, and the Selling Stockholders may offer the Selling Stockholder Shares for resale from time to time. See “Plan of Distribution.”

The Restructure Agreement provides that we will file a registration statement under the Securities Act of 1933, as amended, registering the shares of common stock acquired by the Selling Stockholders upon conversion of Company debt into shares of common stock, or payment of Company debt in shares of common stock, as applicable.

The information presented below is based on data furnished to us by the Selling Stockholders. The number of Selling Stockholder Shares that may be actually sold by the Selling Stockholders will be determined by the Selling Stockholders. Because each Selling Stockholder may sell all, some or none of the shares of common stock that it owns, no estimate can be given as to the number of shares of common stock that will be owned by the Selling Stockholders upon termination of the offering.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered (1)(2)
Edmond Buccellato	10,068,211	9,057,600
Michael Buccellato	1,996,133	1,496,133
Hal Danzer	3,467,750	3,274,580
Linda Li	1,045,867	1,045,867
Matthew Lorimer	698,667	698,667
Scott Porter	1,953,812	1,953,812
Charles J. Tighe and Phyllis J. Tighe, Trustees of the Tighe Family Trust	2,390,211	2,071,133
Simon Skurkovich	10,260,840	9,875,400
Boris Skurkovich	2,585,384	800,000
Carol Dorros	2,765,555	800,000
Samuel Skurkovich	3,811,325	800,000
Leonard Millstein	1,413,250	800,000
Ellen Millstein	1,150,000	800,000
Melvin Millstein	1,328,805	800,000
Tony Weber	1,045,867	1,045,867
Lyle Gregory	520,267	520,267
Total		35,839,326
__________________________
(1)  Represents the number of Selling Stockholder Shares acquired by the Selling Stockholder upon conversion of, or payment by the Company of, Company debt at $0.015 per share.
(2)  Assuming all Selling Stockholder Shares to be registered are sold in the offering, then the percent of the common stock owned after the offering would be less than 1%.

THE RIGHTS OFFERING

Background of the Rights Offering

We are undertaking the rights offering in order to provide our stockholders with the opportunity to make an additional investment in us and to reduce the significant dilution of their proportionate ownership interest caused by the new capital investment and debt conversion pursuant to the Restructure Agreement. We also are undertaking the rights offering to raise additional capital for a possible acquisition of a revenue-generating business and for working capital.

In connection with the Restructure Agreement, Richard P. Kiphart (“Noteholder”) agreed, among other things, that for a period of one year following the closing, not to approve, or permit the Company to approve, any merger or consolidation of the Company unless the Company shall be the surviving corporation, or any transaction which enables Company stockholders to exercise appraisal rights under Delaware law, or any exchange, reclassification or cancellation of shares of our common stock, including a reverse stock split, provided that the one-year restrictive period may be shortened upon approval by the holders of a majority of the outstanding shares of Company common stock not held by the Noteholder, his affiliates and family members, or upon approval by the Special Committee, as provided in the Restructure Agreement. See “Restructure Agreement.”

The Rights

We are distributing to stockholders of record of our common stock as of the close of business, New York City time, on June 5, 2007, at no charge, ten (10) non-transferable rights for each share of our common stock they hold on the record date. Each right entitles its holder to purchase one share of our common stock at an exercise price of $0.015 per share. If you elect to exercise your basic subscription rights in full, you also may subscribe, at the same exercise price, for additional shares of our common stock under your oversubscription privilege to the extent that other rights holders do not exercise their basic subscription rights in full. If a sufficient number of shares of our common stock is unavailable to fully satisfy the oversubscription privilege requests, the available shares of common stock will be sold prorata among rights holders who exercised their oversubscription privilege based on the number of shares each rights holders subscribed for under the oversubscription privilege.

We will issue up to a total of 874,812,720 shares in the rights offering. Richard P. Kiphart, Christopher W. Capps, John R. Capps, David Valentine, Matthew Gooch and three other stockholders have consented to not participate in the rights offering. At May 4, 2007, those stockholders held an aggregate of 859,080,598 shares of the 946,561,870 outstanding shares of our common stock.

Dividing Your Rights

You will receive a rights certificate that represents your rights. You may request that the subscription agent divide your rights certificate into parts if, for instance, you are the record holder for a number of beneficial holders of our common stock. The subscription agent will not divide your rights certificate so that you would receive fractional rights.

Record Date

The record date for the rights offering, which was the date used to determine the stockholders entitled to receive rights, was June 5, 2007.

Exercise Price

The exercise price is $0.015 per share.

Expiration of the Rights Offering and Extensions, Amendments and Termination

The rights expire, if not previously exercised, at 5:00 p.m., New York City time, on July 12, 2007, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. If you choose not to fully exercise your rights, your relative ownership in us will be diluted. Rights holders who do not exercise their rights prior to the expiration of the rights offering will lose any value represented by their rights. We may extend the expiration date by giving oral or written notice to the subscription agent and information agent prior to the scheduled expiration of the rights offering. If we elect to extend the exercise period, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the business day prior to the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

If you do not exercise your rights prior to the expiration of the rights offering, your rights will expire and will be null and void. We will not be required to satisfy your attempt to exercise rights if the subscription agent receives your rights certificate and payment of the exercise price relating to your exercise after your rights expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below.

In addition, while we have no intention of terminating the rights offering, we have reserved the right to terminate the rights offering in the event that unforeseen circumstances occur between the date of this Prospectus and the scheduled expiration of the rights offering. If the rights offering is terminated, the subscription agent will return as soon as practicable all exercise payments, without interest.

Subscription Rights

Your subscription rights entitle you to a basic subscription right and an oversubscription privilege.

Basic Subscription Rights

With your basic subscription rights, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the exercise price of $0.015 per share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your oversubscription privilege. We will deliver to the recordholders who purchase shares in the rights offering certificates representing the shares purchased with a holder’s basic subscription rights as soon as practicable after the rights offering has expired.

Oversubscription Privilege

In addition to your basic subscription rights, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the exercise price of $0.015 per share before the expiration of the rights offering. You may only exercise your oversubscription privilege if you exercised your basic subscription rights in full and other holders of the subscription rights do not exercise their basic subscription rights in full.

Pro Rata Allocation

If there are not enough shares of our common stock to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those oversubscribing privilege holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have subscribed for by exercising your oversubscription privileges. We will allocate the remaining shares among all other holders exercising their oversubscription privileges.

Full Exercise of Basic Subscription Rights

You may exercise your oversubscription privilege only if you exercise your basic subscription rights in full. To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your oversubscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription rights owned collectively with your spouse to exercise your individual oversubscription privilege.

When you complete the portion of your subscription rights certificate to exercise your oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription rights as to shares of our common stock that you hold in that capacity. You must exercise your oversubscription privilege at the same time you exercise your basic subscription rights in full.

Return of Excess Payment

If you exercised your oversubscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. We will deliver to the recordholders who purchase shares in the rights offering certificates representing the shares of our common stock that you purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations have been completed.

Method of Subscription - Exercise of Rights

You may exercise your basic subscription rights and oversubscription privileges by delivering the following to the subscription agent, at or prior to 5:00 p.m. New York City time on July 12, 2007, the expiration date of the rights offering:

•  Your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation. You must deliver your rights certificate to American Stock Transfer & Trust Company, which is acting as the subscription agent for the rights offering. The subscription agent will not accept a facsimile transmission of your completed rights certificate.

•  Your full payment of the exercise price for each share subscribed for under your basic subscription rights and oversubscription privileges, if applicable.

•  If you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described below under “The Rights Offering - Guaranteed Delivery Procedures.”

Method of Payment of Exercise Price

Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of rights by:

•  check, bank draft, or certified check drawn upon a U.S. bank payable to the subscription agent;

•  cashier's check drawn upon a U.S. bank or express money order payable to the subscription agent; or

•  wire transfer of funds to the account maintained by the subscription agent for the purpose of the rights offering at:

JPMorgan Chase Bank
55 Water Street
New York, New York 10005
ABA No. #021000021
Account: 323-213251
Reference Agent for American Stock Transfer & Trust Company

The subscription agent will accept payment by non-certified check drawn on personal or business accounts, certified check, cashier's check, express money order or wire transfer of funds.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•  clearance of any uncertified check;

•  receipt by the registered agent of any certified check or bank draft drawn upon a U.S. bank or of any express money order; or

•  receipt of collected funds in the subscription amount above.

We will retain any interest earned on the payments held by the subscription agent before your shares have been issued to you or your payment is returned to you because your exercise has not been satisfied for any reason.

Delivery of Rights Certificate and Payment

You should deliver your rights certificate, payment of the exercise price (unless you decide to wire your payment) and any notices of guaranteed delivery to American Stock Transfer & Trust Company, which is acting as our subscription agent, by mail or overnight courier to:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane, Plaza Level New York, NY 10038

Payment of the exercise price by wire transfer may be made as provided above under “The Rights Offering - Method of Payment of Exercise Price.”

If you have questions about whether your completed rights certificate or payment has been received, you may call the information agent at (866) 785-7394.

Your delivery to an address other than the address set forth above will not constitute valid delivery.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take at least seven to ten business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or other cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your basic subscription rights and oversubscription privileges should you decide to exercise your basic subscription rights and oversubscription privileges.

Calculation of Rights Exercised

If you do not indicate the number of rights being exercised, or do not forward full payment of the total exercise price for the number of rights you are exercising, then you will be deemed to have exercised your rights with respect to the maximum number of rights that may be exercised using the total amount that you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your oversubscription privilege to purchase the maximum number of shares of our common stock with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deductions, as soon as practicable after the expiration date of the rights offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued

The subscription agent will hold your payment of the exercise price in a segregated account with other payments received from other rights holders until we issue your shares to you upon consummation of the rights offering.

Signature Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution if you are exercising your rights, unless:

•  your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

•  you are an eligible institution.

In addition, your signature on your rights certificate must be guaranteed by an eligible institution if you are withdrawing a previous exercise of your rights.

An “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following:

•  the Securities Transfer Agents Medallion Program;

•  the New York Stock Exchange, Inc. Medallion Signature Program; or

•  the Stock Exchanges Medallion Program.

Notice to Nominees or Beneficial Holders

If you are a broker, bank or other nominee holder who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners or the shares for whom you are the nominee and whose address is in the U.S. of the rights offering as soon as possible to learn their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials.

Beneficial Owners

If you hold shares of our common stock through a broker, bank or other nominee, you will need to have your broker, bank or other nominee act for you if you wish to exercise your rights. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should promptly contact the broker, bank or other nominee and request that a separate rights certificate be issued to you.

If you hold certificates of our common stock directly and would prefer to have your broker, bank or other nominee act for you, you should promptly contact your broker, bank or other nominee and request it to effect the transactions for you. If you wish to exercise your rights, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials.

We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificate carefully.

You are responsible for the method of delivery of your rights certificates with your exercise price payment to the subscription agent. We recommend that you send your rights certificate by overnight courier, or if you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery of your rights certificate to the subscription agent prior to the expiration of the rights offering. Since uncertified personal checks may take at least seven to ten days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds.

Withdrawal of Exercise of Rights

Your exercise of rights may be validly withdrawn at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the rights offering. Unless the rights offering is extended, the deadline for withdrawal will be on July 11, 2007. Following the deadline for withdrawal, your exercise of rights may not be revoked in whole or in part for any reason, including a decline in our common stock price, even if we have not already issued the shares to you. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the subscription agent prior to the deadline for withdrawal at its address set forth above under “The Rights Offering - Delivery of Rights Certificate and Payment.” Any notice of withdrawal must (1) specify the name of the person that exercised the rights, which exercise is to be withdrawn, (2) contain the number of rights exercised, which exercise is to be withdrawn, and (3) be signed by the holder of the rights in the same manner as the original signature on the rights certificate by which the rights were exercised (including any required signature guarantees). Any rights the exercise of which have been properly withdrawn will be deemed not to have been exercised for purposes of the rights offering.

Withdrawals of exercises of rights can be accomplished only in accordance with the foregoing procedures. Any permitted withdrawals may not be rescinded, and any rights the exercise of which have been properly withdrawn will thereafter be deemed not exercised for purposes of the rights offering; provided, however, that rights may be re-exercised by again following one of the appropriate procedures described herein at any time prior to the expiration of the rights offering.

Determinations Regarding the Exercise or Withdrawal of Exercise of Your Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise or withdrawal of exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within the time period as we may determine. We may reject the exercise or withdrawal of exercise of any of your rights because of any defect or irregularity in the exercise or withdrawal, and we may accept your exercise only to the extent of the payment received if you or your broker, bank or other nominee sends an incorrect payment amount. We will not receive or accept any exercise or withdrawal of exercise of rights until all irregularities have been waived by us or cured by you by the time that we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of your rights certificate or notice of withdrawal, as the case may be, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise or withdrawal of exercise of rights if it is not in accordance with the terms of the rights offering or in proper form. We and the subscription agent will also not accept your exercise of rights if we or the subscription agent believe, in our sole discretion, that our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

Guaranteed Delivery Procedures

If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent prior to the expiration of the rights offering, you may exercise your rights by the following guaranteed delivery procedures:

•  deliver to the subscription agent prior to the expiration of the rights offering the exercise price payment for each share you elected to purchase and subscribed for pursuant to the exercise of rights and oversubscription privileges in the manner set forth above under “The Rights Offering - Method of Payment of Exercise Price”;

•  deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•  deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Form of Instructions as to Use of Advanced Biotherapy, Inc. Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•  your name;

•  the number of rights represented by your rights certificate and the number of shares of our common stock you are purchasing under your basic subscription rights and the number of shares of our common stock for which you are subscribing under your oversubscription privilege, if any; and

•  your guarantee that you will deliver to the subscription agent a rights certificate evidencing the rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “The Rights Offering - Delivery of Rights Certificate and Payment.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (718) 234-5001. To confirm facsimile deliveries, you may call (877) 248-6417.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Banks and brokerage firms should call Georgeson Inc. at (212) 440-9800 to request additional copies of the form of Notice of Guaranteed Delivery. All other persons should call toll-free at (866) 785-7394.

Issuance of Our Common Stock

If you properly exercise your rights, you will be deemed to own the shares immediately after the expiration of the rights offering. We will issue share certificates as soon as practicable thereafter. We have the discretion to delay distribution of any shares you may elect to purchase by exercise of rights if necessary to comply with securities laws. No interest will be paid to you on the funds you deposit with the subscription agent.

Questions About Exercising Rights

If you have any questions about or require assistance regarding the procedure for exercising your subscription rights or oversubscription privileges, including the procedure if you have lost your rights certificate or would like additional copies of this Prospectus, the Form of Instructions as to Use of Advanced Biotherapy, Inc. Rights Certificates or the Notice of Guaranteed Delivery, please contact Georgeson Inc., which is acting as our information agent, at:

17 State Street, 10th Floor
New York, NY 10004

Banks and brokerage firms, please call: (212) 440-9800.

All others, please call toll-free: (866) 785-7394.

Subscription Agent and Information Agent

We have appointed American Stock Transfer & Trust Company to act as subscription agent and Georgeson Inc. to act as information agent for the rights offering. We will pay all customary fees and expenses of the subscription agent and the information agent related to the rights offering. We also have agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with the rights offering.

Non-Transferability of Rights

You may not sell, give away or otherwise transfer the basic subscription rights or the oversubscription privilege.

Commissions, Fees and Other Expenses

All commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the exercise of rights will be for your account, and none of these commissions, fees or expenses will be paid by us or the subscription agent.

Procedures for DTC Participants

We expect that your exercise of your rights may also be made through the facilities of The Depository Trust Company, or DTC. If your rights are held of record through DTC, you may exercise your rights for each beneficial holder by instructing DTC, or having your broker instruct DTC, to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the exercise price for each share you are purchasing pursuant to your exercise of rights.

No Board Recommendation

Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should make those decisions based upon your own assessment of your best interests. However, if you do not exercise your rights, your percentage ownership interest in us will be diluted. As of the date of this Prospectus, Richard P. Kiphart, Christopher W. Capps, John R. Capps, David Valentine, Matthew Gooch and three other stockholders have consented not to participate in the rights offering. None of our other directors or executive officers has definitively indicated an intention with respect to participation in the rights offering. If all of our other directors, executive officers and advisory board members exercise all of their rights, we would issue approximately 305,453,680 shares to these individuals, representing approximately 35% of the shares issuable upon exercise of the rights offered in the rights offering. Some of our executive officers and directors may exercise some or all of their rights.

Shares of Common Stock Outstanding after the Rights Offering

On the record date for the rights offering, there were 946,561,870 shares of our common stock outstanding. This number does not include shares that we are required to issue upon the exercise of outstanding stock options or warrants. Following the rights offering and assuming the exercise of all the rights, the number of outstanding shares of our common stock will be 1,821,374,590.

U.S. Federal Income Tax Consequences of Rights Offering

You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

PLAN OF DISTRIBUTION

Rights Offering

We intend to distribute rights certificates and copies of this Prospectus to those persons who were holders of our common stock on June 5, 2007, the record date for the rights offering, promptly following the effective date of the registration statement of which this Prospectus is a part.

We are offering the rights and the shares of common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as discussed above, no commissions, fees or discounts will be paid in connection with the rights offering. American Stock Transfer & Trust is acting as subscription agent and Georgeson Inc. is acting as information agent for the rights offering. Therefore, while certain of our directors and officers may solicit responses from you, those directors and officers will not receive any commissions or compensation for those services.

We will pay all customary fees and expenses of the subscription agent and the information agent related to the rights offering. We also have agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with the rights offering.

Selling Stockholders

Sales of the Selling Stockholder Shares are for the Selling Stockholders’ own accounts. We will not receive any proceeds from the sale of the Selling Stockholder Shares offered hereby. The Selling Stockholders may sell the Selling Stockholder Shares from time to time, as market conditions permit on the OTC Bulletin Board, or otherwise, through brokerage transactions, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Selling Stockholder Shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Selling Stockholder Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The aforementioned methods of sale may not be all-inclusive.

Any broker-dealer acquiring the Selling Stockholder Shares in the over-the-counter market from the holder may sell the Selling Stockholder Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the over-the-counter market, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker-dealers that act in connection with the sale of Selling Stockholder Shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act; any commissions received by them and profits on any resale of the Selling Stockholder Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses of the Selling Stockholders and applicable transfer taxes, are payable by such parties, as the case may be.

In order to comply with certain states’ securities laws, if applicable, the Selling Stockholder Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Selling Stockholder Shares may not be sold unless the Selling Stockholder Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to our common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each Selling Stockholder will be subject to the applicable provisions of the Securities Act and Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Selling Stockholder Shares by the Selling Stockholders. The foregoing may affect the marketability of the Selling Stockholder Shares.

Sales by Selling Stockholders to investors in the State of California are limited to investors meeting certain suitability standards, and, therefore, not all California investors are qualified.

The offering by the Selling Stockholders was approved in the State of California on the basis of a limited offering qualification which provides that offering and sales may be made only to investors who meet certain suitability standards as described in this Prospectus. Each purchaser of the shares in California from a Selling Stockholder must meet one of the following suitability standards: not less than $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus estimated $65,000 gross income during the current tax year; (b) not less than $500,000 liquid net worth (a net worth exclusive of home, furnishings and automobile); (c) not less than $1,000,000 net worth (inclusive of home, home furnishings and automobiles); or (d) $200,000 gross annual income. As a result of our reliance on the limited offering qualification, we are not required to demonstrate compliance with some or all of the merit regulations of the California Department of Corporations.

As a result of our application for a limited offering qualification, we were notified by the California Department of Corporations that the exemptions for secondary trading available under California Corporations Code Section 25104(h) will be withheld by the Department; however, there may be other exemptions available for sales by a bona fide owner for his or her own account without advertisement and without being effected by or through a broker/dealer in a public offering.

The State of Ohio and the State of Idaho have not declared effective the registration of the shares of common stock for sale in our rights offering to residents of Ohio or Idaho and the shares of common stock for sale by the Selling Stockholders.

The Division of Securities of the State of Ohio (“Division of Securities”) notified the Company that the Company may not offer or sell any shares in the rights offering to investors in the State of Ohio. The Division of Securities asserts that, under Ohio law, the Division must reject the Company’s application to register its shares and the shares held by the Selling Stockholders. The State of Idaho has not declared effective the registration of our shares of common stock for sale in our rights offering to residents of Idaho or the shares of common stock for sale by the Selling Stockholders. As a result, stockholders who reside in the State of Ohio and the State of Idaho will not be able to participate in the rights offering. The Selling Stockholders will not be able to offer or sell their shares to residents of the State of Ohio or the State of Idaho, absent an exemption from registration under the securities laws of that State.

LEGAL PROCEEDINGS

The Company is not the subject of any pending legal proceeding; and to the knowledge of management, no proceedings are presently contemplated against the Company by any federal, state or local governmental agency.

Further, to the knowledge of management, no director or executive officer is party to any action in which such director or executive officer has an interest adverse to the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and nature of all positions and offices held by all directors and executive officers of the Company as of May 21, 2007, and the period or periods during which each such director or executive officer served in his or her respective positions.

Name	Age	Position Held	Director /Officer Since
Richard P. Kiphart	65	Chairman of the Board, Director (3)(4)	June 2002
Christopher W. Capps	24	President and Chief Executive Officer, Director (3)	November 2006
Thomas J. Pernice	45	Treasurer and Secretary, Director (1)(2)(3)(4)(5)	April 2001
Michael G. Bansley	71	Chief Financial Officer (non-director)	October 2006
Boris Skurkovich, M.D.	52	Director (4)	December 1986
Joseph A. Bellanti, M.D.	72	Director (2)(5)	October 2003
Keith Gregg	43	Director (1)(5)	November 2005
John R. Capps	57	Director (2)(3)(4)	November 2006
Matthew Gooch	32	Director (1)(3)(4)	November 2006
David Valentine	37	Director (1)(2)(3)	November 2006
_____________________
(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.
(3) Member of the Executive Committee of the Board of Directors.
(4) Member of the Nominating Committee of the Board of Directors.
(5) Member of the Special Committee of the Board of Directors.

Term of Office

Each director serves for a term of one year or until his successor is duly elected and qualified. The Company's officers are appointed by the Board of Directors and hold office at the discretion of the Board.

Biographical Descriptions of Directors and Officers

Joseph A. Bellanti, M.D. - Since October 2003, Dr. Bellanti has served as a member of the Board of Directors. Dr. Bellanti joined the faculty of Georgetown University School of Medicine in 1963, and continued to serve on that faculty where he is currently Professor of Pediatrics and Microbiology-Immunology and Director of the International Center for interdisciplinary Studies of Immunology at Georgetown University Medical Center. In addition to teaching medical students and residents, as well as his continuing direct patient care of children and adults exhibiting the full spectrum of allergic and immunologic disorders, Dr. Bellanti has been actively engaged in research dealing with antimicrobial immunity and immunologically-mediated diseases and has published more than 400 scientific articles and abstracts. He is editor of the well-known textbook “Immunology,” published by W.B. Saunders Co. He is currently editor-in-chief of the Allergy and Asthma Proceedings. For his achievements in allergy and immunology, Dr. Bellanti has received numerous awards, including the Golden Cane Award in 2002. He is the recipient of many national and international honors. He received his M.D. degree from the University of Buffalo, trained in immunology at the University of Florida School of Medicine and continued his studies as a research virologist at Walter Reed Army Institute of Research, Washington, D.C.

Christopher W. Capps - Mr. Capps has served as President and Chief Executive Officer of Advanced Biotherapy, Inc. (the “Company”) since August 2006. Since September 2005, Mr. Capps (24) has also served as President and CEO of KVG Partners, a private equity firm. Mr. Capps received his B.A. in history from Southern Methodist University.

John R. Capps - Mr. Capps has been the President and CEO of Plaza Motor Company for 25 years. Plaza Motor Company is part of the Ashbury Automotive Group, which is a publicly owned Group on the New York Stock Exchange. Mr. Capps has worked in the automotive industry since his graduation from Stanford University in 1972. He is the father of Christopher W. Capps, President and Chief Executive Officer of the Company.

Matthew Gooch - Mr. Gooch joined William Blair & Company in 1997 and currently coordinates the firm’s special situations and restructuring activities. Mr. Gooch is a CFA charter holder and a graduate of Emory University (B.A.) and University of Chicago (M.B.A.), having earned high honors from both institutions.

Keith Gregg - is the Managing Partner of BioPharm Development Group, LLC, a retained, global life sciences corporate strategy, business development and licensing firm. He has over 21 years of diverse experience in start-up and high growth biopharmaceutical companies, including in-licensing, out-licensing, and business collaborations. Mr. Gregg is also a founding member of HALO Holdings, LLC which assists non-life science companies in their corporate strategy, operations, and identification of growth avenues. Prior to BioPharm, Mr. Gregg’s industry experience included key positions at Praxis Biologics, Molecular Oncology, Univax Biologics, NABI, and Mazier Partners. Mr. Gregg received his MBA from the University of Maryland and a BS in Biomedical Engineering and Mathematics from Vanderbilt University. Mr. Gregg also completed post-graduate business strategy work at The Wharton School.

Richard P. Kiphart - Since August 28, 2006, Mr. Kiphart has served as Chairman of the Board. Since June 2002, Mr. Kiphart has served as a member of the Board of Directors. He currently serves as Chairman of the Board of Saflink (SFLK Nasdaq) and a member of the Board of Directors of First Data Corp. (FDC-NYSE). Mr. Kiphart is the Head of Corporate Finance for the Investment Firm of William Blair & Company, L.L.C. Mr. Kiphart has been with William Blair for over 36 years. Mr. Kiphart received his B.A. from Dartmouth College and his M.B.A. from Harvard Business School.

Thomas J. Pernice - Since April 2001, Mr. Pernice has served as the Treasurer and Secretary of the Company and as a member of the Board of Directors. He is Chief Executive Officer and Founder of Modena Holding Corporation since 1999, a consulting company specializing in business development strategies. He has served for more than nine years as a Presidential appointee in three U.S. Presidential Administrations; first as a White House Staff member in the Reagan Administration, a Senior White House Staff member in the Bush 41 Administration and most recently as a Senior Advisor in the Bush 43 Administration to the U.S. Department of Energy. After his career in government, Mr. Pernice served for eight years as a Vice President for the conglomerate of publicly and privately held business interests of David H. Murdock. Mr. Pernice earned a Bachelor of Arts degree in Broadcast Journalism from the University of Southern California in 1984.

Boris Skurkovich, M.D. - Since 1986, Dr. Skurkovich has served as a member of the Board of Directors, and from that same date until December 2000, he was a Vice President of the Company. He completed a clinical and research fellowship at the Maxwell Finland Laboratory for Infectious Diseases, Boston City Hospital, Boston, Massachusetts, and presently is, and has been a professor at Brown Medical School since 1989. He has collaborated with his father, Simon Skurkovich, on the development of the Company's treatment of autoimmune diseases. Dr. Skurkovich received his M.D. from the Moscow State Medical Institute.

David Valentine has been President and Managing Partner of Broadreach Financial Group LLC, a financial advisory firm, and Managing Partner of the Broadreach Steward Fund LLC, a private equity fund, since 2006. Previously, Mr. Valentine was a portfolio manager at Magnetar Capital LLC, a multi-billion dollar hedge fund based in Evanston, Illinois. Mr. Valentine serves on the Boards of Directors of Ambiron Trustwave LLC and Lime Energy, Inc., where he also serves on the Audit Committees. He also serves on the Board of Directors of Inovomed, Inc. and Friends of the Global Fight against AIDS, Malaria and Tuberculosis. He is a 1993 graduate of Washington & Lee University. Mr. Valentine is the son-in-law of Richard P. Kiphart, Chairman of the Board of Directors of the Company.

Michael G. Bansley - Mr. Bansley is a principal in the Chicago, Illinois accounting firm of Bansley, Brescia Co., P.C., which he founded on 1980. He graduated from Marquette University in 1957. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.

Audit Committee

Matthew Gooch, Keith Gregg, Thomas J. Pernice and David Valentine serve on the Company’s Audit Committee. Although the Company’s securities are not quoted on Nasdaq, the Company has elected to apply the Nasdaq Marketplace Rules regarding the definition of “independence” for the members of the Audit Committee. Under the Nasdaq Marketplace Rules, directors Keith Gregg and Thomas J. Pernice qualify as “independent.” Based upon current Nasdaq Marketplace Rules, Matthew Gooch, Keith Gregg, Thomas J. Pernice and David Valentine have financial sophistication, although none of the committee members may currently qualify as a “financial expert” for purposes of SEC rules, adopted pursuant to the Sarbanes-Oxley Act of 2002. Since the Company is a development stage company, the Board of Directors believes that the current members of the Audit Committee have sufficient knowledge of financial statement preparation, analysis and evaluation, even if none of them qualify as a “financial expert.”

Family Relationships

The only known family relationships between any directors are John R. Capps, father to Christopher W. Capps, and David Valentine, son-in-law of Richard P. Kiphart.

Involvement in Certain Legal Proceedings

During the past five years, no present director or executive officer of the Company has been the subject matter of any of the following legal proceedings:

(a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) any criminal convictions;

(c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law.

Further, no such legal proceedings are known to be contemplated by governmental authorities against any director or executive officer.

Advisory Board - Biographical Descriptions of Members

Edmond F. Buccellato - Mr. Buccellato served as Chairman of the Board from October 2002 to August 28, 2006, and as President and Chief Executive Officer from April 2001 to August 28, 2006. Mr. Buccellato served as President and Chief Operating Officer of the Company from September 1, 2000 to December 12, 2000, and he served as Chief Executive Officer from 1995 to August 31, 2000. He served as a member of the Board of Directors from 1995 to November 6, 2006. He presently serves on the Advisory Board. He is a shareholder of Buccellato & Finkelstein, a public accountancy firm. Mr. Buccellato received his undergraduate degree from California State University at San Diego, and his graduate degree from the University of Southern California.

Lawrence Loomis - From 1986 until November 6, 2006, Mr. Loomis served as a member of the Board of Directors of the Company. He presently serves on the Advisory Board. During the past five years, Mr. Loomis has been the major shareholder and President of New Horizons Diagnostics. Founded in 1980, NHD, under the direction of Mr. Loomis, has developed rapid test methods for small and large molecules. Methods include: luminescence, fluorescence, fiber optics, and colloidal gold immunoassays. He also directed development of tests for the rapid screening of water and food for microbial contamination. Mr. Loomis received his undergraduate degree in math, chemistry and biology from New York University and his graduate degree in chemistry from City University.

Simon Skurkovich, M.D. - Dr. Skurkovich is the founder of Advanced Biotherapy, Inc., and presently serves on its Advisory Board. From 1985 until September 2000, Dr. Skurkovich served as Chairman of the Board of the Company. He has been granted 28 patents in the United States and Europe. He is the creator of immune preparations from human blood against antibiotic resistant bacteria that saved thousands of lives in the Soviet Union and Eastern Europe. In Russia, he was professor and Chief of the Immunology Laboratory of the Institute of Hematology and Blood Transfusion and was awarded gold and silver medals for his scientific discoveries. His laboratory was also awarded the nation's highest honor, the Lenin Prize, for his patented work. Dr. Skurkovich received an M.D., Ph.D. and a Doctorate in Medical Sciences (D.Sc.) from Pirogov State Medical Institute in Moscow. He is the pioneer of anticytokine therapy, which opened the way to a new understanding of the pathogenesis and treatment of autoimmune diseases and thus helped bring treatments that have improved the health of many people. He has written more than 240 articles for scientific publications. In 1974, he published in the journal Nature a new explanation for the pathogenesis and treatment of autoimmune diseases, which has been the basis for successful clinical trials and is now well accepted around the world.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership, including options to purchase stock, of each person known by the Company to be the beneficial owner of five percent (5%) or more of the Company's Common Stock, each director individually and all officers and directors of the Company as a group as of May 4, 2007. Each person has sole voting and investment power with respect to the shares of Common Stock shown, unless otherwise noted, and all ownership is of record and beneficial. As of May 4, 2007, the Company had approximately 946,561,870 shares of Common Stock outstanding.

Name and Address of Owner	Number of Shares Beneficially Owned	Percentage of Total

Richard P. Kiphart c/o Wm. Blair & Company 222 W. Adams St. Chicago, IL 60606	771,103,400(1)	81.46%
Michael P. Krasny, Trustee of the Michael P. Krasny Revocable Trust u/t/a dated 7/1/93 c/o Sawdust Investment Management Corp. 1622 Willow Road, Suite 200 Northfield, IL 60093	62,052,200	6.56%
Boris Skurkovich, M.D. 18 Blaisdell Ave. Pawtucket, RI 01860	10,627,264(2)	1.12%
John R. Capps 11830 Olive Blvd. St. Louis, MO 63141	3,333,333	*
Matthew Gooch c/o Wm. Blair & Company 222 West Adams St. Chicago, IL 60606	3,333,333	*
David Valentine 311 S. Wacker Drive, No. 5500 Chicago, IL 60606	3,333,333	*
Christopher W. Capps 141 West Jackson Blvd., Suite 2182 Chicago, IL 60604	2,666,667	*
Thomas J. Pernice 141 W. Jackson Blvd., Suite 2182 Chicago, IL 60604	2,657,443(3)	*
Joseph A. Bellanti, M.D. 6007 Corewood Lane Bethesda MD 20816	855,000(4)	*
Keith Gregg 205 Powell Place Brentwood, TN 37027	850,000(5)	*
All officers and directors as a group (10)	798,759,823(6)	86.67%

(1)
Shares held in the name of Richard P. Kiphart include options to purchase up to 20,000 shares of Common Stock at an exercise price of $0.21 per share, options to purchase up to 30,000 shares of Common Stock at an exercise price of $0.42 per share and options to purchase up to 25,000 shares of Common Stock at an exercise price of $0.20 per share.

(2)
Shares held in the name of Boris Skurkovich include shares held in his name (2,595,384), and shares held in the name of Carol Marjorie Dorros (2,765,555) and Samuel Aaron Skurkovich (3,811,325) and options to purchase up to 10,000 shares of Common Stock at an exercise price of $0.25 per share, options to purchase up to 20,000 shares of Common Stock at an exercise price of $0.21 per share, options to purchase up to 30,000 shares at an exercise price of $0.42 per share, options to purchase up to 450,000 shares of Common Stock at an exercise price of $0.16 per share, options to purchase up to 25,000 shares at $0.20 per share, and options to purchase up to 930,000 shares of Common Stock at an exercise price of $0.03 per share.

(3)
Shares held in the name of Thomas J. Pernice include warrants assigned by Cappello Capital Corp. to purchase up to 1,042,443 shares of Common Stock at an exercise price of $0.15 per share, options to purchase up to 10,000 shares of Common Stock at an exercise price of $0.25 per share, options to purchase up to 20,000 shares of Common Stock at an exercise price of $0.21 per share, options to purchase up to 30,000 shares of Common Stock at an exercise price of $0.42 per share, options to purchase up to 25,000 shares of Common Stock at an exercise price of $0.20 per share, and options to purchase up to 1,530,000 shares of Common Stock at an exercise price of $0.03 per share.

(4)
Shares held in the name of Joseph A. Bellanti comprise options to purchase up to 25,000 shares of Common Stock at an exercise price of $0.20, and options to purchase up to 830,000 shares of Common Stock at an exercise price of $0.03 per share.

(5)
Shares held in the name of Keith Gregg include options to purchase up to 830,000 shares of Common Stock at an exercise price of $0.03 per share, and a warrant to purchase up to 20,000 shares of Common Stock at an exercise price of $0.10 which vested December 31, 2006, but do not include a warrant to purchase up to 40,000 shares of Common Stock at an exercise price of $0.10, which vests in two remaining equal installments beginning December 31, 2007.

(6)	Includes 1,062,443 shares of Common Stock underlying warrants, and 4,840,000 shares of Common Stock underlying options.
_____________________________________________________________________________
* Represents less than 1% of the outstanding shares of Company Common Stock.

DESCRIPTION OF SECURITIES

Common Stock and Preferred Stock

The Company’s authorized capital stock consists of 2,000,000,000 authorized shares of common stock, $.001 par value, and 20,000,000 authorized shares of preferred stock, $.001 par value (“Preferred Stock”). The Certificate of Incorporation, as amended (collectively “Certificate”) authorizes a class of preferred stock commonly known as a “blank check” preferred stock. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the Company’s stockholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. Such shares of Preferred Stock, if and when issued, may have rights, powers and preferences superior to those of the Common Stock.

The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors and, except as otherwise required by law, or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, exclusively possess all voting power. The holders of Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of Preferred Stock designated by the Board of Directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

The Certificate provides that directors may be removed with or without cause, and only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, subject to any rights of holders of Preferred Stock; provided, however, that where such action is approved by a majority of the directors the affirmative vote of only a majority of the holders of all outstanding shares of Common Stock will be required for approval of such action.

The Certificate contains provisions requiring the affirmative vote of the holders of at least 66-2/3% of the voting power of the voting stock, to amend certain provisions of the Certificate, or to amend any provision of the Bylaws; provided, however, that where such action is approved by a majority of the directors the affirmative vote of only a majority of the holders of all outstanding shares of Common Stock will be required for approval of such action.

As of May 4, 2007, there were approximately 1500 holders of record of our Common Stock. This number does not include those beneficial owners whose securities are held in street name. We estimate that the total number of record and beneficial stockholders is more than 3,500.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES AND LIABILITIES

The Certificate of the Company provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company (which term includes any predecessor corporation of the Company) or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith and such indemnification will inure to the benefit of the indemnitee's heirs, executors and administrators.

There is no pending material litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the small business issuer pursuant to the provisions of the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

THE COMPANY

Advanced Biotherapy, Inc. is a corporation organized and existing under the laws of the State of Delaware, headquartered in Chicago, Illinois.

Prior to our debt restructure and equity placement in 2006, our Company focused on the development of biologic therapeutic antibodies for treating a range of autoimmune diseases based on an anti-cytokine platform technology. Our activities have consisted primarily of research, development and non-United States investigational human clinical trials. Such development stage activities have resulted in an accumulated deficit of $20,829,491 at March 31, 2007. Based upon our historical activities, we are a development stage biotechnology company holding patents based on the anti-cytokine platform. Management currently does not plan to continue the Company’s research and development projects or to pursue new patent applications. (See “The Company - Business Objectives” below.)

Our autoimmune disease technology focuses on an anti-cytokine platform. The Company’s primary cytokine target has been interferon-gamma. Cytokines are soluble components of the immune system that are largely responsible for regulating the immune response. When overproduced, as in certain autoimmune diseases, interferons and cytokines can lead to immune system disturbance and inflammation resulting in localized tissue damage and pathology seen in autoimmune diseases (ADs). To date, the Company has not achieved its plans to enter into out-licensing agreements with pharmaceutical companies that seek to use the Company’s patents to develop biologic drugs designed to reduce the levels of certain cytokines that may effectively treat a range of autoimmune diseases.

Our patented technology is based upon the work of Dr. Simon Skurkovich and Dr. Boris Skurkovich who first suggested that autoimmune disease may be the result of augmented cytokine production. We conducted several investigational clinical trials at major institutes of the Medical Academy of Sciences in Russia, in which we evaluated the efficacy of a series of investigational antibodies, raised against certain cytokines, in autoimmune diseases such as rheumatoid arthritis (RA), multiple sclerosis (MS), certain autoimmune skin diseases, and a disease of the eye.

On December 25, 2001, the Company was issued United States Patent No. 6,333,032 for the use of interferon-gamma antibodies as a monotherapy to treat five diseases of autoimmune etiology: Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis and Ankylosing Spondylitis. The Company’s patented treatment also uses various methods to neutralize or block specific combinations of cytokines and their receptors. In addition, the Company was issued United States Patent No. 6,534,059, issued March 18, 2003, covering the use of interferon gamma antibodies for treatment of corneal transplant rejection. On March 8, 2005, the Company was issued United States Patent No. 6,863,890 for use of antibodies to Tumor Necrosis Factor-alpha (TNF-a), Interferon-Gamma (IFN-g) and Interferon-alpha (IFN-a) for the treatment of AIDS. On March 1, 2005, the Company was issued United States Patent No. 6,861,056 for use of antibodies to IFN-g and standard therapy for treatment of uveitis. The Company also has been issued United States Patent Nos. 5,626,843, 5,888,511, 6,846,486 and 7,115,263 and Australia Patent Nos. 730498 and 2002318175. The Company has also been issued Europe Patent No. 1401496, which is validated in Great Britain and Italy. In addition, the Company has eleven United States utility patents pending filed between November 26, 2002, and October 2, 2006. The Company also has two applications pending in each of Europe, Hong Kong and Canada, as well as a pending application in Japan. The Company has one PCT application pending.

The Company’s development stage products would require regulatory approval from the United States Food and Drug Administration (“FDA”) prior to marketing of such products. The Company is not sufficiently funded to allow it to complete the product development process, obtain FDA approval, or market its products. The Company plans to consider opportunities for joint ventures or licensing or similar arrangements with large pharmaceutical companies to provide the funding necessary for obtaining FDA approval. However, there can be no assurance that the Company will enter into any such arrangements, obtain the appropriate regulatory approvals, or develop, market, or distribute commercially viable products.

Currently, the Company’s only source of income is from interest earned on its cash and investments. (See “The Company - Business Objectives” below.)

Business Objectives

The Company had $5,982,456 in cash at March 31, 2007. This amount of cash is adequate to meet the Company’s projected cash requirements for the next 12 months. Based upon the Company’s current business plan, management believes that for the 12-month period ending March 31, 2008, the earned interest on the Company’s cash and investments will be sufficient to fund approximately 55% to 65% of its ordinary operating expenses, including legal fees incurred in maintaining its patents, but excluding fees and costs associated with our stockholder rights offering. The remaining 35% to 45% of funds for our operating expenses is expected to come from the Company’s existing principal amount of cash and investments and proceeds raised from the Company’s rights offering. The Company does not have a source of revenue to continue its operations beyond the current available funds.

The Company’s business development plan for 2007 principally focuses on the following three specific elements:

1. Evaluation of possible acquisition candidates;

2. Acquisition of a control or non-control position in a revenue generating company through investment in equity, of convertible debt, or an asset acquisition; and

3. Licensing agreements with selected pharmaceutical companies seeking opportunities related to our patents.

As described above, one of the Company’s objectives, although not its primary objectives, is to establish a collaborative relationship with one or more pharmaceutical or biotechnological companies that could result in the generation of licensing, milestone and royalty payments to the Company.

As of the date hereof, the Company has not entered into any agreement to invest in or acquire a revenue generating company, nor has it entered into any agreement with a pharmaceutical or biotechnological company, or any licensing arrangements.

The amount spent on research and development (including consulting (non-cash) expenses) by the Company for the fiscal years ended December 31, 2006, 2005 and 2004 was $166,220, $827,317 and $730,007, respectively.

Technical Background

The Company’s main biotechnology platform involves the use of antibodies directed against certain selected cytokines. An antibody is a protein secreted by cells in the blood and is part of the body’s natural defense system against foreign invaders such as viruses, bacteria, or other foreign substances. Antibodies selectively bind to their targets, producing such effects as the neutralization of toxins and the marshaling of the immune system against infectious microorganisms and certain other cells. The Company’s development-stage antibody treatment removes or neutralizes specific interferons (IFNs) and other cytokines. These are soluble components of the immune system that are largely responsible for regulating the immune response and inflammation. During certain autoimmune diseases (ADs), such as rheumatoid arthritis (RA), multiple sclerosis (MS), type I diabetes and psoriasis, certain IFNs and other cytokines are overproduced by the body, disturbing immune system regulation. It is now generally agreed that this loss of homeostasis contributes significantly to the localized damage to organs and tissues characteristic of AD.

The biological mechanism for autoimmunity, in which the immune system directs an attack against the body’s own tissues, is still unclear, though many ADs are associated with identifiable antigens of the Human Leukocyte Antigen (HLA) complex, specifically, the Class II proteins.

The cells which constitute the immune system are not confined to one location or organ, so there is a need for them to communicate with each other in order for the various components (e.g., macrophages, T-cells, B-cells and others) to function in a coordinated manner. Cytokines are the agents that effect this communication. The cytokines include IFNs (alpha, beta and gamma), interleukins (IL), tumor necrosis factors (TNF-alpha and TNF-beta) and others. Cytokine interactions with cells can result in cell proliferation, suppression, or differentiation and may also result in the synthesis of other cytokines by the target cell. There is substantial data in the literature supporting the idea that upon immune system activation, the cytokines spring into action in a coordinated manner that can best be described as a cascade.

The cytokine cascade is extremely complex and it appears that the overproduction of certain pro-inflammatory cytokines, particularly IFN-gamma and TNF-alpha, underlies the pathology of AD. The Company’s research and development has been conceptually based on the postulate that in certain autoimmune conditions, a global effect may be achieved by removing or reducing one of more of the agents in the cascade.

Both TNF-alpha and IFN-gamma work in synthesis to induce HLA class II antigens in a variety of cell types. Induction of these antigens is thought to be associated with autoimmune pathology. The induction of activated T-cells requires that these specific HLA class II antigens be expressed, and this induction is a component of the resulting tissue destruction and inflammation in autoimmune disorders. The Company’s investigational clinical trials indicated that IFN-gamma is responsible for the activation of killer T-cells that produce many inflammatory cytokines. These clinical trials indicated that reduction of IFN-gamma or TNF-alpha would, therefore, be expected to inhibit activation of killer T-cells and, therefore, reduce or inhibit the autoimmune reaction. The Company’s drug development strategy therefore has centered on the blocking of IFN-gamma, TNF-alpha, and sometimes both together in patients with Th1-mediated ADs.

Clinical Studies / Rheumatoid Arthritis (Ra) and Psoriatic Arthritis (PA)

In an effort to demonstrate clinical proof of principle that IFN-gamma antibodies are well tolerated and show efficacy, two investigational clinical trials were sponsored in Russia with 67 patients with RA (62) and PA (5). An open-label trial was conducted using both anti-IFN-gamma and anti-TNF-alpha antibodies separately. Anti-IFN-gamma and anti-TNF-alpha both showed efficacy, but patients receiving anti-IFN-gamma maintained a longer period of remission. After this preliminary study, a double-blind, randomized, placebo-controlled trial was conducted in RA patients. The patients received intramuscular injections of antibodies to IFN-gamma, TNF-alpha, or placebo for 5 consecutive days as they did in the open-label trial. No other treatments were administered. They were clinically assessed daily for 7 days, then weekly up to the 28th day. Clinical, laboratory, and ultrasound indices were used to evaluate treatment efficacy.

The results indicated that anti-IFN-gamma therapy provided rapid and statistically significant reduction of joint pain, swelling, and inflammation. The thickness of the inflamed synovial membrane assessed by ultrasound decreased significantly only with anti-IFN-gamma (both by the 7th and the 28th days). Some patients receiving anti-IFN-gamma achieved remission of 4-60 months, and one receiving anti-TNF-alpha, 7 months. The results of these studies have been published in the journals International Journal of Immunotherapy (14:23-32, 1998) and Scandinavian Journal of Rheumatology (30:203-207, 2001).

Clinical Studies / Multiple Sclerosis (MS)

The Company sponsored two trials in Russia of 83 MS patients on the use of anti-cytokine therapy. The first was an open-label trial with patients with secondary progressive MS. Following promising results in this trial, a double-blind, placebo-controlled trial was conducted in a study design similar to that used in RA. The preliminary study compared anti-IFN-gamma and anti-TNF-alpha with placebo. Only patients with MS who received antibodies to IFN-gamma showed statistically significant improvement compared to the placebo group—a significant increase in the number of patients without confirmed disability progression. Positive clinical changes in this group at six months were supported by MRI data showing a decrease in the number of active enhancing lesions. After 12 months of follow-up, the anti-IFN-gamma patients still showed significant improvement relative to the placebo group on a number of endpoints, including disease progression and the number of active MRI lesions.

Clinical Studies / Corneal Transplant Rejection

In a clinical trial sponsored in Russia, 13 patients experiencing corneal transplant rejection were administered anti-IFN-gamma antibodies in eye drop form. Patients were chosen from those for whom standard treatment with steroids, antibiotics, anti-inflammatory drugs and vitamins produced no improvement after rejection. In all patients prior to treatment, vision was limited to distinguishing hand movement in front of the eyes. Standard treatment was stopped, and the Company’s antibodies were given at 2-3 drops three times a day for 7-10 days. Patients were observed for 3-6 months. Two to three days after the start of treatment, transplant transparency improved, edema dropped, and visual acuity increased. At the end of the first week, the transplants became almost fully transparent and inflammation of the patients’ eyes (13 eyes) disappeared. Improvement was sustained for about 6 months in all 13 patients including 2 patients given re-treatment. All patients experienced improvement in vision. The results of this study have been reported in the peer-reviewed journal American Journal of Ophthalmology (133, 829-830, 2002).

Subsequent to the completion of the trials for RA and MS, the Company was issued United States Patent No. 6,333,032 and, after completion of the trials for Corneal Transplant rejection, the Company was issued United States Patent No. 6,534,059.

Clinical Studies / Autoimmune Skin Diseases

Company-sponsored pilot studies in Russia of patients with various autoimmune skin diseases were conducted using anti-IFN-gamma. Seven patients with psoriasis vulgaris treated with antibodies showed complete clearing of psoriatic plaques by weeks 2 to 3. The results in many cases were dramatic. Remission was maintained for the 4 to 6 month period of observation. Of 17 patients with alopecia areata treated with antibodies to IFN-gamma, 11 patients with progressive-stage disease experienced partial, but ongoing or fully restored hair growth in the treated lesions by 4-6 months. Patients with total baldness had some brow and eyelash hair growth but only vellus hair in the scalp by week 12 after the completion of therapy. In a small group of patients with vitiligo receiving intradermal or intramuscular injections of anti-IFN-gamma around their lesions, abnormal redness of the skin disappeared after therapy and areas of normal-colored skin were observed in the treated area. The distinct border between the depigmented and normal skin also diminished on day 10 after a short-course of the antibodies.

Clinical Studies / Juvenile Rheumatoid Arthritis-Associated Uveitis

A group of children in Russia, diagnosed with juvenile rheumatoid arthritis-associated uveitis were treated with anti-IFN-gamma. When the antibodies were combined with standard therapy, exacerbation of the disease symptoms were halted more quickly and remission lasted longer than in patients not receiving anti-IFN-gamma.

Clinical Studies / Herpes Simplex Virus Type 1

The Company completed a pilot investigational study using antibodies to IFN-gamma in the treatment of patients suffering from Genital Herpes at the Department of Skin and Venereal Diseases, Russian State Medical University, Moscow, Russia. Patients with recurrent herpes simplex virus type 2 (HSV-2) genital lesions were treated topically for several days with our investigational antibodies to interferon-gamma. Our principal investigators reported that itching and pain were relieved within hours of the application of the antibody, and the eroded area of the skin epithelialized within 3-4 days. Research indicates that the HSV-2 causing recurrent genital lesions may belong to a special category of viruses, such as HIV and certain other viruses, in which interferons promote rather than stop viral replication. The Company also completed a pilot investigational study in Herpes type 1 with similar results.

Clinical Studies / FDA Approved Phase 1 Trials

During 2004, the Company sponsored a Phase I FDA approved clinical trial at the Georgetown University Medical Center. The study was designed to investigate the clinical effect of treating AIDS patents who have become resistant to highly active anti-retroviral therapy (HAART), with an inhibitor to TNF alpha. This study was intended to test the safety and possibly show a clinical effect of this inhibitor aimed at helping restore normal immune system function in AIDS patients with advanced disease.

Government Regulation

The Company's therapeutic approach based on an anti-cytokine platform technology is subject to extensive federal, state, county and local laws and regulations controlling the development, testing, manufacture and distribution of medical treatments. The type of antibody-based products described in the sections entitled “CLINICAL STUDIES” above will be subject to regulation as therapeutics or devices by the FDA, as well as varying degrees of regulation by a number of foreign governmental agencies. In order to comply with the FDA regulations regarding the manufacture and marketing of such products, the Company would likely incur substantial costs relating to laboratory and clinical testing of new products, and for the preparation and filing of documents in the formats required by the FDA. The Company also does not plan to use its capital or raise additional capital for such costs. The Company does not plan to unilaterally pursue the FDA approval necessary to commercially market its products.

The Company's clinical trials were at a very early stage and the Company has not received approval from the FDA or any other governmental agency for the manufacturing or marketing of any products under development. Consequently, the commencement of manufacturing and marketing of any products in the U.S. is, in all likelihood, a number of years away. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which the Company’s licensee, if any, will have the exclusive right to exploit them.

Competition

The Company has encountered and will encounter significant competition from firms currently engaged in the biotechnology industries. The majority of these companies are and will be substantially larger than the Company, and have substantially greater resources and operating histories. The Company is aware of other competitors seeking treatments for ADs such as MS and RA.

Product Liability Exposure

The Company does not maintain any product liability insurance, because it has no products in pre-clinical or in FDA clinical trials as of May 4, 2007.

Glossary of Certain Terms

Antibody	A protein in the blood that is generated by B-lymphocytes or plasma cells in reaction to foreign proteins or antigens. Antibodies neutralize antigens and may result in immunity to the antigens.

Antigen	substance (usually foreign) that induces the formation of antibodies.

Autoimmune disease	A disease in which the body produces an immune response to some constituent of its own tissue. Such diseases include MS, RA, systemic lupus erythematosis, and AIDS.

Cytokine
A soluble substance produced by cells of the immune system to communicate with other immune system cells. These include colony-stimulating factors, interferons, interleukins, and tumor necrosis factors. Cytokines can be either pro or anti-inflammatory in nature. Also referred to as soluble mediators.

Immune response
The events that occur in humans and other vertebrate animals when the body is invaded by foreign protein. It is characterized by the production of antibodies and may be stimulated by an infectious organism or parasite (bacteria, yeast, fungi, protozoa, etc.), transplanted material, vaccine, sperm or even the host's own tissue.

Immune system	The cells and tissues that collectively recognize and eliminate invading foreign substances like microorganisms, parasites, and tumor cells from the body.

Interferon-gamma	A glycoprotein inflammatory cytokine induced in different cell sites and in response to an appropriate stimulus.

Lymphocyte
A type of white blood cell arising from tissue of the lymphoid systems. There are two types of lymphocytes: B cells and T cells. These cells are capable of being stimulated by an antigen to produce a specific antibody to that antigen and to proliferate to produce a population of such antibody-producing cells.

Macrophage
A motile white cell type found in vertebrate tissue, including connective tissue, the spleen, lymph nodes, liver, adrenal glands and pituitary, as well as in the endothelial lining of blood vessels and the sinusoids of bone marrow, and in the monocytes. They display phagocytic activity and process antigens for presentation to lymphocytes, which then prepare antigen-specific antibodies.

Placebo	An indifferent substance in the form of a medicine given for the suggestive effect.

Protein
Any group of complex nitrogenous organic compounds of high molecular weight that has amino acids as their basic structural units. Proteins are found in all living matter and are required for the growth and repair of tissue.

T-Cell
A type of lymphocyte that matures in the thymus gland. These cells are responsible for the cellular immunity processes, such as direct cell binding to an antigen, thus destroying it. T lymphocytes also act as regulators of the immune response as helper T cells, or suppressor T cells.

Tumor Necrosis Factor (TNF)	A substance that is capable of killing tumor cells and eliciting inflammatory responses. It is produced by host monocytes and macrophages and is also referred to as cachectin.

Patent Status and Protection of Proprietary Technology

On March 8, 2005, the Company was issued United States Patent No. 6,863,890 for use of antibodies to Tumor Necrosis Factor-alpha (TNF-a), Interferon-Gamma (IFN-g) and Interferon-alpha (IFN-a) for the treatment of AIDS. On March 1, 2005, the Company was issued United States Patent No. 6,861,056 for use of antibodies to IFN-g and standard therapy for treatment of uveitis. The Company has been issued United States Patent No. 6,333,032 for the use of interferon-gamma (IFN-gamma) antibodies as a monotherapy to treat five diseases of autoimmune etiology: Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis and Ankylosing Spondylitis. The Company believes that these patents give the Company patent protection for a new anti-cytokine approach to treating different autoimmune diseases. The Company’s patented treatment also uses various methods to neutralize or block specific combinations of cytokines and their receptors. In addition, the Company was issued United States Patent No. 6,534,059 covering the use of interferon gamma antibodies for treatment of corneal transplant rejection. The Company also has been issued United States Patent Nos. 5,626,843, 5,888,511, 6,846,486, 7,115,263 and Australian Patent Nos. 730498 and 2002318175. The Company has also been issued Europe Patent No. 1401496, which is validated in Great Britain and Italy. The Company also has eleven United States utility patents pending filed between November 26, 2002, and October 2, 2006. The Company also has two applications pending in each of Europe, Hong Kong and Canada, as well as a pending application in Japan. The Company has one PCT application pending. The ultimate degree of patent protection that will be afforded to biotechnology products and processes, including ours, in the United States and other markets remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts and lawmakers in these countries. There is no certainty that our existing patents, or others, if obtained, will afford us substantial protection or commercial benefit.

Dependence Upon Key Personnel

The Company relies on the services and expertise of its officers and directors. The business plan and future success of the Company would likely be adversely affected in the event that Richard P. Kiphart or any of the executive officers were incapacitated or the Company otherwise loses their services.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the matters discussed herein are by their nature forward-looking. See “Forward-Looking Statements” at page 15 for a more detailed discussion and disclaimer about our forward-looking statements. Investors are cautioned that forward-looking statements made by the Company, including those made in this Prospectus, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Reference is made in particular to forward-looking statements regarding capital sources, plan of operations and expenses. The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company’s control. Future operating results and the Company’s stock price may be affected by a number of factors. See “Risk Factors” at page 9.

Overview

The Company had $5,982,456 in cash at March 31, 2007. This amount of cash is projected to be adequate to meet the Company’s projected minimum cash requirements for operations for the next 12-month period ending March 31, 2008, of approximately $350,000 to $400,000, excluding fees and costs for our stockholders rights offering. Currently, the Company’s only source of income is from interest earned on its cash and investments. Based upon the Company’s current business plan, management believes that for the 12-month period ending March 31, 2008, the earned interest will be sufficient to fund approximately 55% to 65% of our projected operating expenses including legal fees incurred in maintaining its patents on its intellectual property, but excluding fees and costs for our stockholders’ rights offering, and other non-recurring expenses. The remaining 35% to 45% of funds is expected to come from the Company’s existing principal amount of cash and investments and proceeds raised from the Company’s rights offering. The Company, however, does not have a source of revenue to continue its operations beyond the currently available funds.

All of the Company’s long-term debt had been converted or paid in full as of October 11, 2006, except for one investor who, as of March 31, 2007, holds $8,099 principal convertible debt that matured September 2004.

Commencing in 2005, due to a lack of funds, the Company initiated reductions in certain research and development projects and planned to postpone certain patent applications and other patent matters. Management has decided to cease all research and development projects and new patent applications. It is expected that the Company’s current position regarding use of its funds for research and development and patent matters will continue during the next 12 months, unless otherwise determined by the Board of Directors.

The Company’s business development plan for 2007 principally focuses on the following three specific elements, among other steps:

1. Evaluation of possible acquisition candidates;

2. Acquisition of a control or non-control position in a revenue generating company through investment in equity or convertible debt, or an asset acquisition; and

3. Licensing agreements with selected pharmaceutical companies seeking opportunities related to our patented scientific approaches.

As of May 21, 2007, the Company has not entered into any agreement with a pharmaceutical or biotechnological company, or any licensing arrangements.

We have a history of operating losses and have not generated any revenue. At March 31, 2007, we had an accumulated deficit of $20,829,491. The amount of time required to reach sustained profitability is highly uncertain.

Subject to the acquisition of a revenue-generating business which is one of the objectives of the Company’s business plan for 2007, the Company does not expect to purchase any significant equipment and there are no expected significant changes in the number of the Company’s employees.

Results of Operations - Three months ended March 31, 2007 and 2006.

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. There have been no operations since incorporation.

Liquidity and Capital Resources.

At March 31, 2007, the Company had $5,982,456 in cash and 946,561,870 shares of Common Stock issued and outstanding.

Three Months Ended March 31, 2007 Compared to 2006.

For the three months ended March 31, 2007, the Company realized a net loss of $60,412 compared to a net loss of $534,413 for the three months ended March 31, 2006. The Company had decreases in expenses and increases in interest income over the three months ended March 31, 2006, consisting primarily of the following: decreased interest expense of $166,204, decreased consulting, research and development (non-cash) of $151,700, decreased business development of $39,500, decreased administrative salaries and benefits of $93,916, and increased interest and dividend income of $78,294, offset by increased professional fees of $43,395, increased shareholder relations and transfer fees of $7,500, and increased general and administrative expenses of $18,862.

Fiscal 2006 Compared to Fiscal 2005 (As Restated).

For the year ended December 31, 2006, the Company realized a net loss of $7,418,882 compared to a net loss of $2,158,352 for the year ended December 31, 2005. The net loss increase over fiscal year 2005 resulted primarily from an increase in interest expense of $5,773,890 related to the Company’s reduction of the conversion price of its outstanding convertible debt including accrued interest and the recognition of the difference in the fair market value on the date of conversion of such debt into shares of Common Stock and the new $0.015 conversion rate. The Company also had increases in expenses over the year ended December 31, 2005, consisting primarily of the following: increased professional fees of $199,488, directors’ fees of $47,027, and general and administrative expenses of $65,442 and loss on impairment or abandonment of patents of $63,677, offset by increased interest income of $66,022. The Company had decreases in expenses over the year ended December 31, 2005, consisting primarily of the following: decreased research and development expenses of $268,017, business development expenses of $42,000, consulting, research and development (non-cash), and other expenses of $517,884, administrative salaries and benefits of $144,793, insurance of $54,770, and travel and entertainment of $23,190, and a decrease of $145,400 in forgiveness of debt.

DESCRIPTION OF PROPERTY

The Company pays no rent for the use of a portion of office space in Chicago, Illinois leased in the name of Augustine Capital Management. No formal agreement memorializes this month-to-month arrangement.

The Company owns a nominal amount of lab equipment, office equipment and furniture, all of which have been entirely or substantially written off as depreciated assets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 2006, the Company paid Edmond F. Buccellato, the Company’s former Chief Executive Officer and Chairman of the Board, an aggregate of 6,522,466 in shares of Company common stock in payment of his accrued but unpaid salary in the sum of $55,500 and payment of the Company’s accounts payable of $42,337 owed to the accounting firm of Buccellato and Finkelstein, of which Mr. Buccellato is a principal. Simon Skurkovich, M.D., former Chairman Emeritus and Director of Research and Development, and current member of the advisory committee of the Company, was paid 14,675,400 in shares of common stock of the Company in payment of accrued but unpaid salary of $147,500, and a note payable in the sum of $127,631. During 2006, the Company paid $13,110 to Amy Buccellato for administrative services rendered. Ms. Buccellato is the daughter of Edmond F. Buccellato.

During 2006, the Company paid an aggregate $6,800 in rent, payable $1,700 monthly, for the use of office space from Buccellato & Finkelstein, Inc., of which former Chief Executive Officer and Director Edmond F. Buccellato is a shareholder. During 2006, the Company paid to Buccellato & Finkelstein, Inc., $7,828 in reimbursements for medical and dental insurance for Edmond F. Buccellato and Amy Buccellato.

During the second quarter of 2006, the Company agreed to transfer U.S. Application No. 10/096,127 to Director Keith Gregg in satisfaction of the Company’s obligation to pay certain consulting fees to him.

RESTRUCTURE AGREEMENT

The following is only a summary of the material provisions of the Share Purchase and Debt Restructure Agreement, dated as of August 28, 2006 (“Agreement”), between the Company and Richard P. Kiphart (“Noteholder”). A copy of the Agreement may be obtained from the Securities and Exchange Commission or upon request to our principal office.

Agreement. The purpose of the Agreement was to generate new capital for the Company through the sale of new shares to the Noteholder, and to restructure the Company’s long-term and short-term debt into equity, among other purposes. The closing of the transactions (“Transactions”) contemplated by the Agreement has occurred.

Sale of Company Shares. The Company sold an aggregate of 433,333,331 shares of Company common stock, $0.001 par value per share, at $0.015 per share to the Noteholder, family members of the Noteholder, Christopher W. Capps, the Company’s new President and Chief Executive Officer, and prospective board members, for the aggregate sum of $6,500,000.

Adjustment of Conversion Price. Pursuant to the Agreement, the Company agreed to adjust the conversion price of all outstanding Convertible Notes, including, without limitation, its 2002 Convertible Notes due June 1, 2006, the 2003 Convertible Notes due September 30, 2007, and the 2005 Convertible Notes due September 30, 2009. Additionally, the Company adjusted the conversion price of all its other convertible notes, and authorized the holders of its other promissory notes to exchange the principal and accrued interest thereon for shares of Company common stock at the rate of one share for each $0.015 of Company indebtedness.

Conversion by Noteholder. The Noteholder agreed to convert all of his Convertible Notes and other Company promissory notes into shares of common stock at the same $0.015 per share conversion price. The Noteholder acquired approximately 360,988,667 shares of Company common stock upon conversion of his Convertible Notes and other promissory notes.

Conversion of Company Debt into Equity. The other holders (“other holders”) of convertible notes and other promissory notes and indebtedness owed by the Company, including accrued unpaid salaries, agreed to convert the principal amount thereof, together with accrued interest thereon, into shares of Company common stock, at the price of $0.015 per share, except for one holder who was paid approximately $15,460 in cash. The other holders received 97,891,526 aggregate shares of Company common stock upon conversion of their Company debt into shares of common stock.

Stockholder Rights Offering. As a condition to the Company’s entering into the Agreement, the Noteholder agreed to cause the Company to commence a stockholder rights offering for shares of Company common stock, to be offered to the Company’s stockholders at a price of $0.015 per share, excluding the Noteholder, Christopher W. Capps, and other investors who acquired Company common stock as part of the new capital raised by the Company. The Agreement provides that each stockholder will be granted basic subscription rights to purchase up to ten (10) shares of Company common stock for each one (1) share then held at $0.015 per share. The rights offering is subject to the registration rules and procedures of the Securities and Exchange Commission and applicable state securities agencies, as more specifically set forth in the Agreement. It is expected that the Company also will include in its registration statement to be filed with respect to the rights offering the shares of common stock, to be issued to former officers, to whom the Company owed accrued salaries, and certain holders of accounts payable, as provided in the Agreement, as well as holders of shares entitled to piggy-back registration rights previously granted by the Company.

Stock Options. The Noteholder and the Board of Directors approved the grant of new stock options to members of the Board of Directors, the Advisory Board and certain consultants to purchase an aggregate of 7,560,000 shares of common stock at an exercise price of $0.03 per share.

Fairness Opinion. The Board of Directors has received a written opinion from an independent investment banking firm, that the total consideration to be received by the Company as contemplated by the Agreement is fair, from a financial point of view, to the Company’s stockholders.

Special Committee. In accordance with the Agreement, a special committee consisting of three directors, Thomas J. Pernice, Keith Gregg and Joseph A. Bellanti, M.D., was appointed whose responsibility will be to oversee, monitor and enforce compliance of the Agreement by the Noteholder and the Company. The Special Committee, among other powers, has the right to review and discuss with management compliance by the Company and the Noteholder of their respective obligations under the Agreement; to investigate, review and analyze any matter brought to its attention; to engage advisors, including attorneys, accountants and other consultants, to assist in the discharge of the Committee’s responsibilities, including enforcement of the Agreement; to approve and execute any modification or amendment of the Agreement, as it deems reasonable or appropriate, and to take such other actions as it deems necessary or appropriate in connection with the foregoing. The Company is responsible for the fees and expenses of the Special Committee, including its outside advisors. The Special Committee will be initially comprised of three members of the Board of Directors. The membership, term and termination of the Special Committee will be described in the Agreement. The Company agrees to indemnify and hold harmless members of the Special Committee against claims by the Noteholder or any stockholder of the Company.

Other Provisions. The Noteholder agreed to release his claims against the Company and its directors, officers and representatives, arising prior to the closing of the Transactions, except for claims arising from fraud or willful misconduct, or failure to comply with the Agreement. The Noteholder further agreed, for a period of one year from the closing, not to approve, or permit the Company to approve, any merger or consolidation of the Company unless the Company shall be the surviving corporation, or any transaction which enables Company stockholders to exercise appraisal rights under Delaware law, or any exchange, reclassification or cancellation of Company shares of common stock, including a reverse stock split, provided that the one-year restrictive period may be shortened upon approval by the holders of a majority of the outstanding shares of Company common stock not held by the Noteholder, his affiliates and family members, or upon approval by the Special Committee, as provided in the Agreement.

Changes in Control. As a result of acquiring the new shares and converting his Convertible Notes and other promissory notes, the Noteholder holds approximately 82% of all issued and outstanding shares of Company common stock as of November 30, 2006, subject to the rights offering. Accordingly, the Noteholder acquired an aggregate number of shares of the Company common stock which results in a change in control with respect to the stock ownership of the Company such that the Noteholder holds the majority of the issued and outstanding shares of Company common stock. As a result of his share ownership, and percentage interest, the Noteholder will be able to elect all of the directors who comprise the Board of Directors, which represents a change in the majority control of the Board of Directors. He agrees to elect the members of the Special Committee as directors of the Company until the termination of the Special Committee.

Amendment to Certificate of Incorporation. Effective October 6, 2006, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock to 2,000,000,000 from 200,000,000 shares of common stock. The Company currently has authorized 2,020,000,000 shares of capital stock, consisting of 2,000,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, none of which has been issued.

MARKET FOR REGISTRANT'S COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

The Company's common stock is quoted on the Over-The-Counter Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “ADVB.” The table below shows the high and low bid quotations of the Company's Common Stock during the first quarter of 2007 and each of the four quarters of the 2006 and 2005 calendar years, and reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The quotation information has been obtained from Commodity Systems, Inc., available through Yahoo! Finance.

2007 Fiscal Quarter Ended: March 31 2006 Fiscal Quarter Ended:	High Bid $0.06 High Bid	Low Bid $0.03 Low Bid
March 31 June 30 September 30 December 31	$0.16 $0.09 $0.10 $0.14	$0.07 $0.03 $0.02 $0.04

2005 Fiscal Quarter Ended:	High Bid	Low Bid
March 31 June 30 September 30 December 31	$0.19 $0.21 $0.20 $0.16	$0.17 $0.20 $0.18 $0.13

As of May 4, 2007, the Company had approximately 1500 holders of record of its Common Stock. This number does not include those beneficial owners whose securities are held by brokers or in street name. The total number of record and beneficial stockholders is estimated to be more than 3500.

The Company has never paid a cash dividend on its Common Stock and has no present intention to declare or pay cash dividends on the Common Stock in the foreseeable future. The Company intends to retain any earnings that it may realize in the future to finance its operations. Future dividends, if any, will depend on earnings, financing requirements and other factors, and the payment of cash dividends, if any, will be at the sole discretion of the Board of Directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company since January 1, 2005, through December 31, 2006, for the Chief Executive Officer of the Company and the Company’s other executive officers who were compensated during the year ended December 31, 2006 (the “Named Executive Officers”):

Summary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation (#)	Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Christopher Capps Chief Executive Officer	2006		$0		$0		$0	$0	N/A		$0		$0		$0
Michael Bansley Chief Financial Officer(3)	2006		$0		$0		$0	$0	N/A		$0		$10,112		$0
Edmond F. Buccellato Chief Executive Officer (1)(4)(5)(6)	2006 2005	$ $	32,500 134,000	$ $	0 0	$ $	0 0	$18,600		$ $	0 0	$ $	142,337 0	$ $	193,437 134,000
Simon Skurkovich Chairman Emeritus, Director of Research & Development (2)(4)(5)(6)	2006 2005	$ $	55,000 49,500	$ $	0 0	$ $	0 0	$24,600		$ $	0 0	$ $	149,500 0	$ $	229,100 49,500

(1) During 2006, Mr. Buccellato was issued shares of common stock in lieu of payment of $55,000 in accrued but unpaid salary and in lieu of $42,337 in debt owed to Buccellato & Finkelstein, of which Mr. Buccellato is a principal. In addition, he was paid $45,000 in consulting fees.

(2) During 2006, Dr. Skurkovich was issued shares of common stock in lieu of payment of $147,500 in accrued but unpaid salary. In addition, he was paid $2,000 in consulting fees to the Company.

(3) During 2006, Michael Bansley, the Company’s Chief Financial Officer, did not receive any compensation directly from the Company, although the Company paid Bansley, Brescia & Co., P.C., the amount of $10,112.75 for accounting services. Mr. Bansley is a shareholder of that accounting firm.

(4) During 2005, the salaries for Mr. Buccellato and Dr. Skurkovich were set by the Compensation Committee at $180,000, respectively. They received actual compensation of $134,000 and $49,500, respectively.

(5) During January 2005, the Company granted stock options to purchase 25,000 shares of the Company’s Common Stock at $0.20 per share to each director for services rendered during the year ended December 31, 2004. For the 2004 fiscal year, the estimated fair value of such options was accrued at $4,500 per director using the Black Scholes option price method.

(6) During August 2006, the Company granted options to purchase up to 930,000 shares of Common Stock and 1,230,000 shares of Common Stock, at an exercise price of $0.03 per share, to Mr. Buccellato and Dr. Skurkovich, respectively, which stock options are also reflected in the Outstanding Equity Awards at December 31, 2006 table.

During fiscal year 2006, William M. Finkelstein, the Company’s former Chief Financial Officer, did not receive any compensation directly from the Company. Mr. Finkelstein and Mr. Buccellato are shareholders of Buccellato & Finkelstein, Inc. In August 2006, the Company issued 2,822,467 shares of common stock in payment of $42,337 owed to Buccellato & Finkelstein for accounting services and tax preparation, which shares were registered to Edmond Buccellato and are reflected in the Summary Compensation Table above.

There are no retirement, pension, or profit sharing plans for the benefit of the Company's officers and directors. The Company has previously granted non-qualified stock options and warrants for the benefit of officers and directors.

The stockholders approved our 2000 Omnibus Equity Incentive Plan (“OEI Plan”) at the Company’s Annual Stockholders Meeting on December 13, 2001. In March 2007, the Board of Directors approved the termination of the OEI Plan. (See “Risk Factors - Risks Relating to Our Common Stock” regarding approval by the Board of Directors of a new equity incentive plan, which plan is subject to stockholder approval.) The purpose of the OEI Plan was to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging employees, outside directors and consultants to focus on critical long-term objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking employees, outside directors and consultants directly to stockholder interests through increased stock ownership. The OEI Plan provided for awards in the form of restricted shares, stock units, incentive and nonstatutory stock options and stock appreciation rights. However, only non-statutory stock options were granted pursuant to the OEI Plan. The OEI Plan has been, and will continue to be, administered by the Board of Directors, unless the Board delegates administration to a committee, with respect to stock options granted pursuant to the OEI Plan prior to its termination in March 2007.

Outstanding Equity Awards at Fiscal Year-End

Certain former officers of the Company received stock options during the year ended December 31, 2006. None of the Named Executive Officers exercised any stock options or stock appreciation rights during the year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Simon Skurkovich, M.D.	300,000 623,000 10,000 20,000 30,000 450,000 25,000 1,230,000			$0.10 $0.10 $0.25 $0.21 $0.42 $0.16 $0.20 $0.03	12/01/2010 12/31/2010 12/31/2011 12/31/2012 01/03/2014 02/07/2010 01/03/2014 08/27/2016

Edmond Buccellato	50,000 50,000 105,453 10,000 20,000 30,000 1,500,000 25,000 930,000			$0.20 $0.10 $0.10 $0.25 $0.21 $0.42 $0.16 $0.20 $0.03	12/01/2010 12/01/2010 12/31/2010 12/31/2011 12/31/2012 02/07/2010 01/03/2014 12/31/2014 08/27/2016

Christopher Capps	0

Michael Bansley	0
(1)  All options were exercisable as of January 31, 2006.

Compensation of Directors

Directors did not receive any cash compensation for serving as members of the Board of Directors for the year ended December 31, 2006.

The following table sets forth the compensation paid by the Company to the directors during the year ended December 31, 2006:

Director Compensation
Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph A. Bellanti (1)	0	0	$16,600	0	0	0	$18,600
Christopher W. Capps	0	0	0	0	0	0	0
John R. Capps	0	0	0	0	0	0	0
Matthew Gooch	0	0	0	0	0	0	0
Keith Gregg (2)	0	0	16,600	0	0	0	16,600
Richard P. Kiphart (3)	0	0	0	0	0	0	0
Thomas J. Pernice (4)	0	0	30,600	0	0	0	30,600
Boris Skurkovich, M.D. (5)	0	0	18,600	0	0	0	18,600
David W. Valentine	0	0	0	0	0	0	0
Edmond F. Buccellato**	0	0	18,600	0	0	0	18,600
Lawrence Loomis**	0	0	18,600	0	0	0	18,600
Simon Skurkovich, M.D.**	0	0	24,600	0	0	0	24,600

**Resigned from the Board of Directors effective November 6, 2006.

(1) Joseph A. Bellanti, M.D. held options to purchase up to 25,000 shares of Common Stock at an exercise price of $0.20 per share, and options to purchase up to 830,000 shares of Common Stock at an exercise price of $0.03 per share (at December 31, 2006, aggregate 855,000 stock options).

(2) Keith Gregg held options to purchase 830,000 shares of Common Stock at an exercise price of $0.03 per share, and warrants to purchase 20,000 shares of Common Stock at an exercise price of $0.10 per share, excluding warrants to purchase up to 40,000 shares of Common Stock at an exercise price of $0.10 which vest in two remaining equal installments beginning December 31, 2007 (at December 31, 2006, aggregate 890,000 stock options and warrants).

(3) Richard P. Kiphart held options to purchase up to 20,000 shares of Common Stock at an exercise price of $0.21 per share, options to purchase up to 30,000 shares of Common Stock at an exercise price of $0.42 per share and options to purchase up to 25,000 shares of Common Stock at an exercise price of $0.20 per share (at December 31, 2006, aggregate 75,000 stock options).

(4) Thomas J. Pernice held warrants assigned by Cappello Capital Corp. to purchase 1,042,443 shares of Common Stock at an exercise price of $0.15 per share, options to purchase up to 10,000 shares of Common Stock at an exercise price of $0.25 per share, options to purchase up to 20,000 shares of Common Stock at an exercise price of $0.21 share, options to purchase up to 30,000 shares of Common Stock at an exercise price of $0.42 per share, options to purchase up to 25,000 shares of Common Stock at an exercise price of $0.20 per share, and options to purchase up to 1,530,000 shares of Common Stock at an exercise price of $0.03 per share (at December 31, 2006, aggregate 2,657,443 stock options and warrants).

(5) Boris Skurkovich, M.D. held options to purchase up to 10,000 shares of Common Stock at an exercise price of $0.25 per share, options to purchase up to 20,000 shares of Common Stock at an exercise price of $0.21 per share, options to purchase up to 30,000 shares at an exercise price of $0.42 per share, options to purchase up to 450,000 shares of Common Stock at an exercise price of $0.16 per share, options to purchase up to 25,000 shares at $0.20 per share, and options to purchase up to 930,000 shares of Common Stock at an exercise price of $0.03 per share (at December 31, 2006, aggregate 1,465,000 stock options).

In May 2005, upon the recommendation of the Company’s Compensation Committee, the directors approved the grant of stock options (“2005 Options”) to the directors and officers and to other employees and consultants. The grant of the 2005 Options was made subject to approval by the stockholders of an increase in the number of shares of common stock reserved for the Company’s 2000 Omnibus Equity Incentive Plan (“Plan Share Increase”) in an amount sufficient to cover the 2005 Options. The Company expensed the 2005 Options during 2005. As of August 28, 2006, stockholder approval of the Plan Share Increase had not been requested or obtained, and the 2005 Options were deemed cancelled as of August 28, 2006. Accordingly, for the 2005 fiscal year the 2005 Options were not reported as beneficially owned by such directors and officers.

Equity Compensation and Long-Term Incentive Plan Awards

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2006

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	4,990,000	$0.18	- 0 -
Equity compensation plans not approved by security holders (2)	- 0 -		- 0 -

(1) 2000 Omnibus Equity Incentive Plan terminated in March 2007.
(2) Stock Bonus Plan

The Company adopted a Stock Bonus Plan (“Stock Bonus Plan”) in January 2000 and reserved 10,000,000 shares of Common Stock to be issued thereunder, of which 7,596,211 shares have been granted and issued as of December 31, 2006. In December 2000, the Board of Directors approved the Company’s OEI Plan and reserved 4,000,000 shares of Common Stock to be issued thereunder to employees, consultants and directors, subject to annual increases equal to the lesser of 2.5% of the then outstanding shares of Common Stock or 250,000 shares. As of December 31, 2006, no shares had been granted under the OEI Plan. As of December 31, 2006, options to purchase approximately 4,990,000 shares had been granted under the OEI Plan. In March 2007, the Board of Directors approved the termination of the OEI Plan, and it has been terminated.

Prior to January 2001, the Company granted other stock options and warrants to purchase Company Common Stock which were not granted pursuant to any equity compensation plan. In addition, as of February 7, 2003, the Company granted warrants to purchase 50,000 shares of Common Stock at an exercise price of $0.16 per share to each of the following consultants: Dr. Seji Haba and Joseph Tartel. Subject to the terms applicable to such grants, the foregoing warrants became exercisable in three equal installments commencing on February 7, 2004, and expire seven years from the grant date. The warrants cease to vest upon complete termination of the recipient’s services as a consultant, employee, officer or director of the Company.

During December 2005, the Company granted BioPharm Development Group LLC, of which director Keith Gregg is a managing director, warrants to purchase up to 60,000 shares of Common Stock at an exercise price of $0.10 per share for consulting services. Subject to the terms of such warrants, the warrants vest in three equal annual installments that commenced December 31, 2006. During the third quarter of 2005, the Company granted BioEquity Partners warrants to purchase up to 150,000 shares of Common Stock at an exercise price of $0.20 per share for consulting services, partly in connection with the Company’s Phase I clinical trials at Georgetown University Medical Center to study an investigational treatment for AIDS. Subject to the terms of such warrants, the warrants became exercisable on March 20, 2006, and expire on March 20, 2015. The Company granted Dr. Yehuda Shoenfeld, Director of the Center for Autoimmune Diseases at the Israel Sheba Medical Center, warrants to purchase up to 10,000 shares of Common Stock at an exercise price of $0.20 per share for services as a member of the Company’s scientific advisory board. Subject to the terms of such warrants, the warrants are presently exercisable, and expire on February 24, 2015.

In March 2007, the Board of Directors approved a new equity incentive plan for employees, directors and consultants under which 60,000,000 shares of common stock would be reserved, subject to stockholder approval. The Company plans to seek stockholder approval for the equity incentive plan after completion of the rights offering.

FINANCIAL STATEMENTS

The financial statements are included herewith and incorporated herein by reference beginning with the Index to Financial Statements.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements on accounting and financial disclosures from the inception of the Company through the date of this Prospectus.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby have been passed upon for us by Rutter Hobbs & Davidoff Incorporated, 1901 Avenue of the Stars, Suite 1700, Los Angeles, California 90067-4301.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2006, and December 31, 2005, have been audited by Williams & Webster, P.S., independent auditors, to the extent and for the periods set forth in their report, which is included in this Prospectus and the related registration statement, in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement and any other materials that we file with the SEC and may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a Website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the SEC’s Website is http://www.sec.gov.

We have filed a registration statement on Form SB-2 under the Securities Act, of which this Prospectus forms a part, to register with the SEC the shares of common stock being offered by this Prospectus. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may read and copy any document we file at the prescribed rates from the public reference of securities maintained by the SEC as described above.

INDEX TO FINANCIAL STATEMENTS OF

ADVANCED BIOTHERAPY, INC.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEETS

	March 31,
	2007	December 31,
	(Unaudited)	2006

ASSETS

CURRENT ASSETS
Cash	$5,982,456	$6,082,344
Notes receivable - related party	46,619	46,619
Interest receivable - related party	21,878	21,121
Total Current Assets	6,050,953	6,150,084

PROPERTY, PLANT AND EQUIPMENT, net	270,480	275,003

OTHER ASSETS
Patents and patents pending, net of accumulated amortization	783,518	779,287
Total Other Assets	783,518	779,287

TOTAL ASSETS	$7,104,951	$7,204,374

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$64,529	$103,761
Accrued interest on term and convertible debt	220	-
Current portion of term and convertible notes payable	8,099	8,099
Total Current Liabilities	72,848	111,860

TOTAL LIABILITIES	72,848	111,860

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Preferred stock, par value $0.001; 20,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, par value $0.001; 2,000,000,000 shares authorized,
946,561,870 shares issued and outstanding	946,561	946,561
Additional paid-in capital	25,417,862	25,417,862
Stock options and warrants	1,497,171	1,497,171
Deficit accumulated during development stage	(20,829,491)	(20,769,080)
Total Stockholders' Deficit	7,032,103	7,092,514

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$7,104,951	$7,204,374

See accompanying condensed notes to interim financial statements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF OPERATIONS

			From Inception
			(December 2, 1985)
	Quarter Ended March 31,		through
	2007	2006	March 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$-	$-	$89,947

OPERATING EXPENSES
Research and development	-	2,597	3,925,134
Promotional fees	-	-	62,570
Professional fees	86,353	42,418	3,428,282
Business development	-	39,500	121,000
Consulting, research & development (non-cash)	-	151,700	1,388,229
Warrants - scientific advisory board	-	-	1,900
Directors' fees	-	-	443,253
Depreciation and amortization	19,373	26,105	985,144
Administrative salaries and benefits	-	92,196	1,482,434
Insurance	-	-	324,452
Shareholder relations and transfer fees	10,500	3,000	331,867
Rent	-	5,100	361,578
Travel and entertainment	-	35	332,182
Telephone and communications	178	843	65,235
Office	96	1,371	83,780
General and administrative	22,924	4,062	860,460
Total Operating Expenses	139,424	368,927	14,197,500

LOSS FROM OPERATIONS	(139,424)	(368,927)	(14,107,553)

OTHER INCOME (EXPENSES)
Miscellaneous income	-	-	27,682
Interest and dividend income	79,232	938	321,749
Internal gain on sale of securities	-	-	157,520
Forgiveness of debt	-	-	2,192,837
Forgiveness of payables	-	-	45,396
Loss on disposal of office equipment	-	-	(2,224)
Loss on abandonment of patents	-	-	(136,174)
Interest expense	(220)	(166,424)	(9,328,724)
Total Other Income (Expenses)	79,012	(165,486)	(6,721,938)

LOSS BEFORE INCOME TAXES	(60,412)	(534,413)	(20,829,491)

INCOME TAXES	-	-	-

NET LOSS	$(60,412)	$(534,413)	$(20,829,491)

BASIC AND DILUTED NET LOSS
PER COMMON SHARE	$ nil	$(0.01)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTED COMMON STOCK
SHARES OUTSTANDING	946,561,870	54,348,346

See accompanying condensed notes to interim financial statements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF CASH FLOWS

			From Inception
			(December 2, 1985)
	Three Months Ended March 31,		through
	2007	2006	March 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(60,412)	$(534,413)	$(20,829,491)
Adjustments to reconcile net loss to cash
used in operating activities:
Depreciation and amortization	19,373	26,105	927,256
Loss on disposal of equipment	-	-	2,224
Loss on impairment of patents	-	-	136,175
Investment income	-	-	(157,520)
Expenses paid through issuance of common stock	-	-	566,176
Expenses paid through issuance
of common stock warrants and options	-	151,700	1,700,282
Accrued interest paid by convertible debt	-	-	5,604,156
Beneficial Conversion	-	-	5,859,894
Expenses paid through contribution
of additional paid-in capital	-	1,098	68,078
Conveyance of patent in lieu of payable	-	-	39,500
Organization costs	-	-	(9,220)
Decrease (increase) in assets:
Deposits and prepaid expenses	-	-	-
Interest receivable	(757)	(758)	(62,446)
Deferred loan origination cost	-	-	(157,295)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(39,232)	(17,654)	197,070
Accounts payable and accrued expenses - related parties	-	60,301	241,168
Accrued interest	220	165,326	220
Net cash used in operating activities	(80,808)	(148,295)	(5,873,773)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	-	-	(385,339)
Acquisition of patents	(19,080)	(14,508)	-
Net cash used in investing activities	(19,080)	(14,508)	(385,339)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	-	7,857,254
Internal gain on sale of securities	-	-	157,520
Proceeds from convertible notes	-	-	6,754,000
Proceeds from notes payable	-	150,000	(1,025,992)
Net cash provided by financing activities	-	150,000	13,742,782

Net increase (decrease) in cash	(99,888)	(12,803)	5,982,456

Cash beginning	6,082,344	22,068	-
Cash, ending	$5,982,456	$9,265	$5,982,456

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Interest expense paid	$-	$-	$341,166
Income taxes paid	$-	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:

Common stock issued for a loan payable	$-	$-	$213,381
Common stock issued for notes receivable	$-	$-	$246,619
Common stock returned in payment of
notes and interest receivable	$-	$-	$240,568
Common stock issued on cashless exercise of warrants	$-	$-	$15,011
Accrued interest paid by convertible debt	$-	$-	$2,523,549
Common stock issued for convertible debt	$-	$-	$707,156
Forgiveness of debt	$-	$-	$145,400

See accompanying condensed notes to interim financial statements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED NOTES TO FINANCIAL STATEMENTS
March 31, 2007

NOTE 1 - BUSINESS ORGANIZATION AND BASIS OF PRESENTATION

Advanced Biotherapy, Inc. was originally incorporated December 2, 1985 under the laws of the State of Nevada as Advanced Biotherapy Concepts, Inc. On July 14, 2000, the Company incorporated a wholly owned subsidiary, Advanced Biotherapy, Inc. in the State of Delaware. On September 1, 2000, the Company merged with its wholly owned subsidiary, effectively changing its name to Advanced Biotherapy, Inc. (hereinafter “the Company” or “ABI”) and its domicile to Delaware.

The Company has been engaged in the research and development for the treatment of autoimmune diseases in humans, most notably, multiple sclerosis, rheumatoid arthritis, and certain autoimmune skin diseases and AIDS. The Company’s fiscal year-end is December 31. The Company is a development stage enterprise.

The Company has been in the development stage since its formation in 1985 and has not realized any significant revenues from its planned operations. Management’s goal is to forge a collaborative relationship with a profitable enterprise including, but not limited to a pharmaceutical or biotechnology company.

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2006. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. Operating results for the three month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

NOTE 2 - LIMITED SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED NOTES TO FINANCIAL STATEMENTS
March 31, 2007

Accounting Method
The Company’s financial statements are prepared using the accrual method of accounting.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Accounting for Stock Options and Warrants Granted to Employees and Nonemployees
Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Development Stage Activities
The Company has been in the development stage since its formation in 1985 and has not realized any significant revenues from its planned operations. It was primarily engaged in the research and development of the treatment of autoimmune diseases in humans, most notably, multiple sclerosis and rheumatoid arthritis.

Research and Development
Costs of research and development are expensed as incurred.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of three to thirty-nine years.

The following is a summary of property, equipment and accumulated depreciation at March 31, 2007 and December 31, 2006:

	March 31, 2007	December 31, 2006
	Cost	Cost
Lab equipment	$31,891	$31,891
Office equipment	13,777	13,777
Furniture and fixtures	22,539	22,539
Clean room	271,786	271,786
Total assets	339,993	339,993
Less accumulated depreciation	(69,513)	(64,990)
Net fixed assets	$270,480	$275,003

Depreciation expense for the three months ended March 31, 2007 and 2006 were $4,524 and $4,983, respectively.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED NOTES TO FINANCIAL STATEMENTS
March 31, 2007

NOTE 4 - CAPITAL STOCK

Preferred Stock
The Company is authorized to issue 20,000,000 shares of non-assessable $0.001 par value preferred stock. As of March 31, 2007, the Company has not issued any preferred stock.

Common Stock
The Company is authorized to issue 2,000,000,000 shares of non-assessable $0.001 par value common stock. Each share of stock is entitled to one vote at the annual shareholders’ meeting. No common stock shares were issued during the three months ended March 31, 2007.

NOTE 5- CONCENTRATIONS

Bank Accounts and investments
The Company maintains cash on deposit in various financial institutions in California and Illinois. The funds in California reflect a balance of $1,281 and are not insured by the FDIC and, at risk on March 31, 2007

The funds in Illinois reflect a balance of the following accounts:

Regular Checking	$(4,508)
Money Market	5,986,964
Total	$5,982,456

At March 31, 2007, $5,882,456 of these amounts were in excess of FDIC insured limits.

Board of Directors
Advanced Biotherapy, Inc.
Chicago, Illinois

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Advanced Biotherapy, Inc. (a development stage enterprise) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and for the period from December 2, 1985 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Biotherapy, Inc. as of December 31, 2006 and 2005 and the results of its operations, stockholders’ deficit and its cash flows for the years then ended, and for the period from December 2, 1985 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 31, 2007

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEETS

	December 31,	December 31,
	2006	2005

ASSETS

CURRENT ASSETS
Cash	$6,082,344	$22,068
Notes receivable - related party	46,619	46,619
Interest receivable - related party	21,121	18,090
Total Current Assets	6,150,084	86,777

PROPERTY, PLANT AND EQUIPMENT, net	275,003	294,428

OTHER ASSETS
Deferred loan origination fees, net of accumulated amortization	-	7,283
Patents and patents pending, net of accumulated amortization	779,287	883,002
Total Other Assets	779,287	890,285

TOTAL ASSETS	$7,204,374	$1,271,490

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$103,761	$246,776
Accounts payable and accrued expenses - related party	-	182,200
Current portion of term and convertible notes payable	8,099	4,490,485
Total Current Liabilities	111,860	4,919,461

LONG-TERM DEBT
Convertible notes payable, net of current portion	-	1,286,134
Note payable to related parties	-	127,631
Total Long-Term Debt	-	1,413,765

TOTAL LIABILITIES	111,860	6,333,226

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, par value $0.001; 20,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, par value $0.001; 2,000,000,000 shares authorized,
946,561,870 and 54,384,346,shares issued and outstanding, respectively	946,561	54,347
Additional paid-in capital	25,417,862	6,998,563
Stock options and warrants	1,497,171	1,235,551
Deficit accumulated during development stage	(20,769,079)	(13,350,197)
Total Stockholders' Equity (Deficit)	7,092,514	(5,061,736)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$7,204,374	$1,271,490

The accompanying notes are an integral part of these financial statements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF OPERATIONS

			From Inception
			(December 2, 1985)
	Years Ended December 31,		through
	2006	2005	December 31, 2006
REVENUES	$-	$-	89,947

OPERATING EXPENSES
Research and development	9,600	277,617	3,925,134
Promotional fees	-	256	62,570
Professional fees	380,855	181,367	3,341,929
Business development	39,500	81,500	121,000
Consulting, research & development (non-cash)	156,620	549,700	1,388,229
Warrants - scientific advisory board	-	1,900	1,900
Directors' fees	144,200	97,173	443,253
Depreciation and amortization	85,365	100,296	965,771
Administrative salaries and benefits	104,436	249,229	1,482,434
Insurance	-	54,770	324,452
Shareholder relations and transfer fees	9,969	20,092	321,367
Rent	10,200	20,400	361,578
Travel and entertainment	1,383	24,573	332,182
Telephone and communications	2,640	5,799	65,057
Office	1,816	6,451	83,684
General and administrative	85,779	20,337	837,535
Total Operating Expenses	1,032,363	1,691,460	14,058,075

LOSS FROM OPERATIONS	(1,032,363)	(1,691,460)	(13,968,128)

OTHER INCOME (EXPENSES)
Miscellaneous income	-	2,682	27,682
Interest and dividend income	71,078	5,056	242,517
Internal gain on sale of securities	-	-	157,520
Forgiveness of debt	-	145,400	2,192,837
Forgiveness of payables	-		45,396
Loss on disposal of office equipment	-		(2,224)
Loss on impairment or abandonment of patents	(92,500)	(28,823)	(136,174)
Interest expense	(6,365,097)	(591,207)	(9,328,504)
Total Other Income (Expenses)	(6,386,519)	(466,892)	(6,800,950)

LOSS BEFORE INCOME TAXES	(7,418,882)	(2,158,352)	(20,769,078)

INCOME TAXES	-	-	-

NET LOSS	$(7,418,882)	$(2,158,352)	(20,769,079)

BASIC AND DILUTED NET LOSS
PER COMMON SHARE	$(0.11)	$(0.04)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTED COMMON STOCK
SHARES OUTSTANDING	69,064,621	54,137,820

The accompanying notes are an integral part of these financial statements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

					Deficit
					Accumulated
	Common Stock		Additional	Stock	During
			Paid-in	Options and	Development
	Shares	Amount	Capital	Warrants	Stage	Total

Balance, December 31, 2002	43,601,317	$43,600	$3,937,923	$580,027	$(6,592,961)	$(2,031,411)

Contribution of capital by shareholders in
form of foregone interest	-	-	4,230	-	-	4,230

Common stock issued in exchange
for convertible debt at $0.25 per share	788,991	789	196,460	-	-	197,249

Stock issued for cash at an average price of
$0.01 per share from the exercise of options	150,000	150	1,350	-	-	1,500

Stock returned in settlement of notes
and accrued interest receivable	(1,603,789)	(1,604)	(238,964)	-	-	(240,568)

Stock options issued in exchange
for services	-	-	-	34,200	-	34,200

Stock issued for cashless exercise of warrants
at $0.05 per share	151,846	152	7,059	(7,211)	-	-

Net loss for the year ended
December 31, 2003	-	-	-	-	(2,108,440)	(2,108,440)

Balance, December 31, 2003	43,088,365	43,087	3,908,058	607,016	(8,701,401)	(4,143,240)

Contribution of capital by shareholders in
form of foregone interest	-	-	4,480	-	-	4,480

Common stock issued in exchange
for convertible debt at $0.24 per share	10,896,275	10,897	2,654,496	-	-	2,665,393

Stock options issued in exchange
for services	-	-	-	94,500	-	94,500

Stock options and warrants issued in exchange
for services, one third vested	-	-	-	172,200	-	172,200

Stock issued for cashless exercise of warrants
at $0.16 per share	47,917	48	7,752	(7,800)	-	-

Net loss for the year ended
December 31, 2004	-	-	-	-	(2,490,444)	(2,490,444)

Balance, Decemner 31, 2004	54,032,557	54,032	6,574,786	865,916	(11,191,845)	(3,697,111)

Contribution of capital by shareholders in
form of foregone interest	-	-	4,455	-	-	4,455

Common stock issued to Paul Hopper
in exchange for services at $.19 per
share	315,789	315	59,684	-	-	59,999

Stock options issued to directors in
in exchange for services	-	-	-	97,173	-	97,173

Stock options and warrants issued in exchange
for services, one third vested	-	-	-	172,200	-	172,200

Stock options & warrants issued in exchange
for services	-	-	-	459,900	-	459,900

Expiration of stock options	-	-	359,638	(359,638)	-	-
						-
Net loss for the year ended
December 31, 2005	-	-	-	-	(2,158,352)	(2,158,352)

Balance, December 31, 2005	54,348,346	54,347	6,998,563	1,235,551	(13,350,197)	(5,061,736)

Contribution of capital by shareholders in
form of foregone interest	-	-	3,332		-	3,332

Stock options issued to directors in
in exchange for services	-	-	-	144,200		144,200

Stock options and warrants issued in exchange
for services, one third vested	-	-	-	156,620	-	156,620

Common stock issued for cash at $0.015
per share	359,999,998	360,000	5,040,000	-	-	5,400,000

Common stock issued for conversion of debt
and accrued payables at $.015 per share	532,213,526	532,214	7,476,873	-	-	8,009,087

Beneficial conversion cost of converted debt	-	-	5,859,894	-	-	5,859,894
						-
Expiration of stock options	-	-	39,200	(39,200)	-	-
						-
Net loss for the year ended
December 31, 2006	-	-	-	-	(7,418,882)	(7,418,882)

Balance, December 31, 2006	946,561,870	$946,561	$25,417,862	$1,497,171	$(20,769,079)	$7,092,514

The accompanying notes are an integral part of these financial statements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF CASH FLOWS

			From Inception
			(December 2, 1985)
	Years Ended December 31,		through
	2006	2005	December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(7,418,882)	$(2,158,352)	$(20,769,079)
Adjustments to reconcile net loss to cash
used in operating activities:
Depreciation and amortization	85,365	100,296	907,883
Loss on disposal of equipment	-	-	2,224
Loss on impairment of patents	92,500	28,823	136,175
Investment income	-	-	(157,520)
Expenses paid through issuance of common stock	274,837	59,999	566,176
Expenses paid through issuance
of common stock warrants and options	300,820	729,273	1,700,282
Accrued interest paid by convertible debt	3,030,858	591,206	5,604,156
Beneficial Conversion	5,859,894		5,859,894
Expenses paid through contribution
of additional paid-in capital	3,332	4,455	68,078
Conveyance of patent in lieu of payable	39,500	-	39,500
Organization costs	-	-	(9,220)
Decrease (increase) in assets:
Deposits and prepaid expenses	-	32,001	-
Interest receivable	(3,031)	(3,030)	(61,689)
Deferred loan origination cost	-	-	(157,295)
Increase (decrease) in liabilities:			-
Accounts payable and accrued expenses	(88,015)	26,769	236,302
Accounts payable and accrued expenses - related parties	-	133,200	241,168
	-
Net cash used in operating activities	2,177,178	(455,360)	(5,792,965)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	-	(858)	(385,339)
Acquisition of patents	(86,942)	(129,051)	(1,291,547)

Net cash used in investing activities	(86,942)	(129,909)	(1,676,886)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,400,000	-	7,857,254
(Purchase) sale of auctions rate securities	-	300,000	157,520
Proceeds from convertible notes	-	240,000	6,754,000
Proceeds from notes payable	(1,414,500)	-	(1,025,992)
Payments on notes payable	(15,460)	-	(190,587)

Net cash provided by financing activities	3,970,040	540,000	13,552,195

Net increase (decrease) in cash	6,060,276	(45,269)	6,082,344

Cash beginning	22,068	67,337	-

Cash, ending	$6,082,344	$22,068	$6,082,344

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Interest expense paid	$-	$-	$341,166
Income taxes paid	$-	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:

Common stock issued for a loan payable	$1,414,500	$-	$1,627,881
Common stock issued for notes receivable	$-	$-	$246,619
Common stock returned in payment of
notes and interest receivable	$-	$-	$240,568
Common stock issued on cashless exercise of warrants	$156,620	$-	$171,631
Accrued interest paid by convertible debt	$505,203	$-	$2,865,316
Common stock issued for convertible debt	$5,857,830	$-	$4,687,156
Forgiveness of debt	$-	$145,400	$145,400

The accompanying notes are an integral part of these financial statements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE) NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Advanced Biotherapy, Inc. was originally incorporated December 2, 1985 under the laws of the State of Nevada as Advanced Biotherapy Concepts, Inc. On July 14, 2000, the Company incorporated a wholly owned subsidiary, Advanced Biotherapy, Inc. in the State of Delaware. On September 1, 2000, the Company merged with its wholly owned subsidiary, effectively changing its name to Advanced Biotherapy, Inc. (hereinafter “the Company” or “ABI”) and its domicile to Delaware.

The Company has been engaged in the research and development for the treatment of autoimmune diseases in humans, most notably, multiple sclerosis, rheumatoid arthritis, and certain autoimmune skin diseases. The Company’s fiscal year-end is December 31. The Company is a development stage enterprise.

The Company has been in the development stage since its formation in 1985 and has not realized any significant revenues from its planned operations.

For the year ended December 31, 2006, the Company incurred a net loss of $7,418,882 and had an accumulated deficit during the development stage of $20,769,079. For the twelve-month period subsequent to December 31, 2006, the Company anticipates that its minimum operating cash requirements will be approximately $450,000. Management’s goal are to acquire a revenue generating business and to forge a collaborative relationship with a profitable enterprise including, but not limited to a pharmaceutical or biotechnology company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Advanced Biotherapy, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Recent Accounting Pronouncements

In February, 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (hereinafter “SFAS No. 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, although earlier adoption is permitted. Management has not determined the effect that adopting this statement would have on the Company’s financial condition or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (hereinafter “FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87,88,106, and 132(R)” (hereinafter “SFAS No. 158”). This statement requires an employer to recognize the overfunded or underfunded statues of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not for profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The adoption of this statement had no immediate material effect on the Company’s financial condition or results of operations.

In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (hereinafter “SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

measurements. This statement does not require any new fair value measurements, but for some entities, the application of this statement may change current practice. The adoption of this statement had no immediate material effect on the Company’s financial condition or results of operations.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at December 31, 2006.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations at December 31, 2006.

Accounting for Long-Lived Assets

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted this statement and has made certain adjustments to the carrying value of its assets, specifically patents, at December 31, 2006. See Note 5.

Accounting for Convertible Notes and Securities with Beneficial Conversion Features

Following guidance by EITF 00-27, the Company allocates a portion of proceeds received from convertible notes to the beneficial conversion feature of the debt. The value of the beneficial conversion feature are recorded on the balance sheet as a debt discount and as an increase to stockholders’ equity. The discounts are amortized over the life of the loans. All of the Company’s convertible debentures were initially recorded without a beneficial conversion feature, however, the conversion of these debts at per share amounts lower than the debt agreements, triggered a beneficial conversion feature that was recorded as additional interest. See Note 12.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all bank accounts, certificates of deposit, money market accounts and short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains its cash in several commercial accounts at a major financial institution. Although the financial institution is considered creditworthy and has not experienced any losses on its deposits, at December 31, 2006 the Company’s cash balances exceeded Federal Deposit Insurance Corporation (FDIC) limits by $5,979,634 and at December 31, 2005, the Company did not exceed the FDIC limits. See Note 7.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset. See Note 14.

Reclassifications

Certain amounts from prior periods have been reclassified to conform with the current period presentation. These reclassifications have resulted in no changes to the Company’s accumulated deficit or net losses presented.

Promotional Fees

Promotional fees are charged to operations in the year incurred. Promotional fees amounted to $0 and $256 for the years ended December 31, 2006 and 2005, respectively.

Research and Development Costs

Costs of research and development are expensed as incurred.

Compensated Absences

Employees of the Company are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. No liability has been recorded in the accompanying financial statements, because of the relative immateriality of this obligation. At December 31, 2006 the Company had no employees.

Revenue Recognition

Upon entering into license agreements with other companies, revenue will be recognized when fees are earned. Prior to 1994, revenues were recognized when fees for services related to research activities were received.

Fair Value of Financial Instruments

The carrying amounts for cash, investments, deposits and prepaid expenses, receivables, accounts payable, accrued liabilities, notes payable and convertible debt approximate their fair value.

Deferred Loan Origination Fees

During the year ended December 31, 2002, the Company entered into convertible subordinated debt, which required the payment of loan origination fees. See Note 12. These loan origination fees, which totaled $7,283, net of accumulated amortization at December 31, 2005, are amortized over the life of the related debt. During the years ended December 31, 2006 and 2005, the

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Company recorded amortization expense related to these fees of $7,283 and $19,036 and respectively.

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133”, SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At December 31, 2006 and 2005, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares outstanding during the period. The weighted average number of shares is calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.

Diluted earnings (loss) per share is computed by dividing the net income (loss), adjusted for interest expense on convertible debt, by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming conversion of the exercisable stock options (15,845,120 shares), warrants (5,424,228 shares), and convertible debt (539,933 shares). Diluted net loss per share is the same as basic net loss per share as inclusion of the common stock equivalents would be antidilutive.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of three to thirty-nine years.

The following is a summary of property, equipment and accumulated depreciation at December 31, 2006 and 2005:

	December 31, 2006		December 31, 2005
		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation
Lab equipment	$31,891	19,828	$31,891	$13,450
Office equipment	13,777	12,559	13,777	11,905
Furniture and fixtures	22,539	16,342	22,539	10,918
Clean room	271,786	16,261	271,786	9,292
	$339,993	64,990	$339,993	$45,565

Depreciation expense for the years ended December 31, 2006 and 2005 was $19,425 and $21,532, respectively.

NOTE 4 - INVESTMENTS

Marketable Securities

In 2004, the Company’s investments in equity securities that are intended to be held for a short period are classified as trading securities. These securities are recorded at fair value as current assets on the balance sheet under the caption of marketable securities. The change in fair value of those securities is included in earnings during the period presented. During the year ended December 31, 2005, a total of $300,000 was redeemed and transferred to cash with no gain or loss being recognized.

NOTE 5 - INTANGIBLE ASSETS

Patents and Patents Pending
Costs relating to the development and approval of patents, other than research and development costs which are expensed, are capitalized and amortized using the straight-line method over seventeen years. Patents prior to 1998 were abandoned in prior years, therefore, an abandonment loss on patents of $14,851 was recognized. Patents in the amount of $92,500 and $28,823, net of amortization, were abandonded in the years ending December 13, 2006 and 2005, respectively, and the abandonment loss has been recognized in the accompanying financial statements. The Company’s patents relate to the treatment of autoimmune diseases.

The following is a summary of the costs of patents and patents pending:

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

		Accumulated	Net
	Cost	Amortization	Amount
Balance, December 31, 2004	$966,389	$(123,888)	$842,503
2005 Activity	131,803	(64,537)	67,266
Abandonment of Patents	(35,000)	8,235	(26,765)
Balance, December 31, 2005	1,063,192	(108,190)	883,002
2006 Activity	86,942	(75,486)	36,924
Abandonment of Patents	(120,000)	34,783	(85,217)
Pending Patent expenses
conveyed in payment of
liability	(39,500)	-	(39,500)
Balance at December 31, 2006	$990,634	$(211,347)	$779,287

The following is a summary of the costs of patents separated into pending and granted:

	2006	2005
Pending Patents	$712,941	$796,948
Granted Patents	277,693	266,244
	$990,634	$1,063,192

NOTE 6 - RELATED PARTY TRANSACTIONS

At December 31, 2006 and 2005, the Company has notes receivable in the aggregate amount of $46,619 from non-officer/director shareholders of the Company in connection with a payment plan for the purchase of Company stock. The notes accrue interest at a rate of 6.5% per annum and mature on December 31, 2007.

The note payable to related parties consists of a loan payable to one of the Company’s directors. The note has no specific due date, is currently uncollateralized, and is non-interest bearing, however, interest is calculated at the applicable federal rate each quarter. The calculated interest of $3,030 and $4,455 was recorded during the year ending December 31, 2006 and 2005, respectively, as interest expense and contributed capital in the accompanying financial statements because the note holder elected to forgive this interest. At December 31, 2006, the balance of the note $127,631 was converted into 8,508,733 shares of common stock at $0.015 per share.

See Note 13 for related party occupancy agreements.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 7 - CONCENTRATIONS

Bank Accounts and investments

The Company maintains cash on deposit in various financial institutions in California and Illinois. The funds in California reflect a balance of $1,263 and are not insured by the FDIC and are considered at risk.

The funds in Illinois reflect a balance of the following accounts:

Regular Checking	$1,446
Money Market	999,862
Certificates of Deposit	5,079,773
Total	$6,081,081

At December 31, 2006, $5,979,634 of these amounts were in excess of FDIC insured limits.

NOTE 8 - COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

Information regarding the number of shares issued and consideration received is as follows:

	Common Stock
	Average
	price per			Additional Paid-in
	share	Shares	Amount	Capital
Common stock issued
for cash:
1985	$.50	100,000	$100	$49,900
1986	1.00	639,500	640	678,861
1987	1.00	850,500	850	759,650
1988	1.00	25,000	25	24,975
1993	.25	2,402,000	2,402	475,900
1995	.05	1,000,000	1,000	49,000
1996	.05	520,000	520	25,480
1997	.09	1,800,500	1,801	153,749
1998	.10	305,000	305	30,195
1999	.05	3,158,000	3,158	151,993
2006	.015	359,999,998	360,000	5,040,000
		370,800,498	370,801	7,439,703

Common stock issued
for patents assigned:
1984	.01	550,000	5,500	-
1985, adjustment to
reflect change in
number and par
value of shares
outstanding	-	2,750,000	(2,200)	2,200
		3,300,000	3,300	2,200

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Common stock issued
for acquisitions:
1985	.01	13,333,500	13,334	(41,112)

Common stock issued
for note receivable:
1986	1.00	10,000	10	9,990
2000	.05	4,932,380	4,932	241,687
		4,942,380	4,942	251,677
Common stock
returned in payment
of notes receivable:
2003	.16	(1,603,789)	(1,604)	(238,964)

	Common Stock
	Average			Additional
	price per			Paid-in
	share	Shares	Amount	Capital

Contribution of
additional paid-in
capital:
1991	-	-	-	35,825
1999	-	-	-	28,098
2000	-	-	-	9,735
2001	-	-	-	8,113
2002	-	-	-	5,635
2003	-	-	-	4,230
2004				4,480
2005		-	-	4,455
2006		-	-	3,332
		-	-	103,903

Stock subscriptions:
1999	.05	650,000	650	31,850

Cancellation of
escrowed shares in	.001	(850,000)	(850)	850
1999
Reissued escrowed
shares cancelled in
error:
2001	.001	850,000	850	(850)
		-	-	-

Common stock issued

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

for services (1):
1988	.50	25,000	25	12,475
1989	.38	25,000	25	9,475
1990	.66	37,375	37	24,635
1991	.51	159,500	160	81,010
1992	.75	62,500	62	46,563
1993	.25	120,000	120	29,880
1996	.05	308,500	308	13,832
1997	.05	155,500	155	7,619
1999	.05	99,190	99	4,860
2005	.19	315,784	315	59,684
		1,308,354	1,306	290,033

	Common Stock
	Average
	price per			Additional Paid-in
	share	Shares	Amount	Capital

Common stock
issued to replace
unrecorded
certificates:
1988	.001	1,200	1	(1)
1992	.001	500	1	(1)
2000	.001	100,000	100	(100)
		101,700	102	(102)

Common stock issued
for forgiveness of
accounts payable
(1):
1990	.50	25,000	25	12,475
1996	.05	150,000	150	7,350
2006	.015	10,989,133	10,989	153,845
		11,164,133	11,164	173,670

Common stock issued
in payment of notes
payable (1):
1993	.25	200,000	200	49,800
2000	.05	1,714,995	1,715	84,035
2006	.015	1,568,004	1,568	1,566,436
		3,482,999	3,483	1,700,271

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Common stock issued in payment
of loans payable (1):
2000	.05	2,552,625	2,553	125,078

Common stock issued
for commissions (1):
1993	.001	1,260,000	1,260	-

Common stock issued
for convertible debt:
2001	.25	1,605,346	1,605	399,504
2002	.25	1,147,706	1,147	285,781
2004	.25	788,991	789	196,460
2005	.25	10,896,275	10,897	2,604,747
2006	.015	418,416,459	418,416	5,857,830
		432,854,777	432,801	9,344,322

	Common Stock
	Average
	price per			Additional Paid-in
	share	Shares	Amount	Capital

Expiration of stock
options
2005	-	-	-	210,738
2006	-	-	-	39,200
	-	-	-	249,938
Stock warrants
exercised:
2003 (cashless	.05	151,846	152	7,059
exercise)
2004 (cashless	.16	47,917	48	7,752
exercise)
		199,763	200	14,811
Stock options
exercised:
1997	.01	325,000	325	2,929
2000	.01	350,000	350	3,150
2002	.04	150,000	150	5,850
2003	.01	150,000	150	1,350
		975,000	975	13,279
Total		946,561,870	$946,561	$25,417,862

(1)	Per share amounts determined by information deemed most reliable based on circumstances of each case: trading price at time of issuance or value of services received.

Effective with the merger in September 2000 of Advanced Biotherapy Concepts, Inc. into its wholly owned subsidiary, each issued and outstanding share of Advanced Biotherapy Concepts,

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Inc. common stock was converted automatically into one share of $0.001 par value common stock of Advanced Biotherapy, Inc.

Effective in 2006, the Company amended its articles of incorporation to increase the maximum amount of its authorized common stock to 2,000,000,000 shares with a par value of $0.001.

Stock Bonus Plan

In January 2000, the Company approved a stock bonus plan the purpose of which is to retain personnel of experience and ability in the employ of the Company and to compensate them for their contributions to the growth of the Company, thereby inducing them to continue to make such contributions in the future. During January 2000, the Company issued 9,200,000 shares of common stock under this plan to certain key officers and directors subject to various restrictions. Such stock bonuses were issued at the weighted average price at which the Company had been selling shares of stock out of authorized but yet unissued common stock to third parties during the six months immediately preceding the issuance of the bonus shares, or $0.05 per share. On February 7, 2004, the board of directors unanimously approved the repurchase and cancellation of 1,603,789 of these shares of common stock at the fair market value of $0.16 per share in satisfaction of outstanding notes receivable and accrued interest. At December 31, 2004, a total of 2,403,7829 shares were available under this plan. During 2005, the Company terminated its Stock Bonus Plan. All shares available under the plan are to be available for grant under the Company’s Omnibus Equity Incentive Plan. See Note 10.

2005 Equity Issuances

During the year ended December 31, 2005, the Company issued 315,789 shares of common stock in payment of services totaling $59,999 ($0.19 per share).

2006 Equity Issuances

During the year ended December 31, 2006, the Company sold in private placement 359,999,998 shares of common stock for $.015 per share, or a total of $5,040,000 in cash.

Also during the year, the Company converted a portion of its notes payable, accrued expenses, convertible debt and capitalized interest into shares of common stock. The company converted a total of $8,009,087 of liabilities into 532,213,526 shares of common stock ($0.015 per share). Pursuance to this conversion, the Company recognized $5,859,894 in beneficial conversion costs. See Note 12.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 9 - PREFERRED STOCK

The Company has authorized 20,000,000 shares of $0.001 par value preferred stock. As of December 31, 2006, the Company has not issued any preferred stock.

NOTE 10 - STOCK OPTIONS AND ISSUANCE COMMITMENTS

Omnibus Equity Incentive Plan

In 2000, the board of directors approved an Omnibus Equity Incentive Plan, which was later approved by the stockholders in December 2001. The purpose of the plan is to promote the long-term success of the Company and the creation of stockholder value by encouraging employees, outside directors and consultants to focus on the achievement of critical long-range objectives. The plan endeavors to attract and maintain such individuals with exceptional qualifications and to link them directly to stockholder interests through increased stock ownership. The plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or non-statutory stock options) and stock appreciation rights (“SAR’s”). The aggregate number of options, SARs, stock units and restricted shares awarded under the plan was initially 4,000,000 common shares plus an annual increase of the lesser of two and one-half percent of the total number of common shares then outstanding or 250,000 common shares. No options were issued under this plan during the twelve months ending December 31, 2006. However, 1,200,000 options vested during the first quarter of 2006, and the resulting expense of $147,600 was recorded in the accompanying statement of operations.

During the year ended December 31, 2006 the board of directors approved the issuance of 7,210,000 options to members of the board of directors. The options were exercisable at the closing stock price on the date of issuance, or $0.03 per share. The options vest immediately and have a term of ten years. In accordance with Statement of Financial Accounting Standard No. 123, the fair value of the options was estimated using the Black Scholes Option Price Calculation. The following assumptions were made to value the stock options: strike price at $0.03; risk free interest rate of 4%; expected life of ten years; and expected volatility of 103% with no dividends expected to be paid. The Company recorded expenses totaling $144,200.

During January, 2004, the Company approved the issuance of stock options to its board of directors to purchase a total of 270,000 shares of the Company’s stock at $0.42 per share for services rendered during the year ended December 31, 2004. The options vest immediately and have a term of ten years. In accordance with Statement of Financial Accounting Standard No. 123, the fair value of the options was estimated using the Black Scholes Option Price Calculation. The following assumptions were made to value the stock options: strike price at $0.10 -$0.20; risk free interest rate of 4% expected life of five to ten years; and expected volatility of 62% to 92% with no dividends expected to be paid. The Company recorded expenses totaling $515,173 ($0.10 per option for the value of these options based upon these Black Scholes assumptions).

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

The following is a summary of the Company's equity compensation plans:

Number of securities
	Number of securities	Weighted-average	remaining available
	to be issued upon	exercise price of	for future issuance
	exercise of	outstanding	under equity
Plan	outstanding options	options	compensation plans
Equity compensation
plan approved by	4,990,000	$0.18	260,000
security holders (1)

(1) Omnibus Equity Incentive Plan

Following is a summary of the status of the options during the years December 31, 2006 and 2005:

		Weighted
	Number of	Average
	Shares	Exercise Price
Outstanding at January 1, 2005	6,357,953	$0.17
Granted	5,178,453	0.15
Exercised	-	-
Forfeited	(2,637,953)	(0.14)
Options outstanding at December 31, 2005	8,898,453	$0.16
Granted	7,210,000	0.03
Exercised	-	-
Forfeited/Expired	(263,333)	(0.15)

Options outstanding at December 31, 2006	15,845,120	$0.10
Weighted average fair value of options
granted in 2006		$0.02
Options exercisable at December 31, 2005	15,845120	$0.10

Summarized information about stock options outstanding and exercisable at December 31, 2006 is as follows:

	Outstanding and Exercisable Options
Exercise Price	Number of	Weighted Average	Weighted Average
Range	Shares	Remaining Life	Exercise Price
$0.03 - $0.42	15,845,120	7.88	$0.10

At December 31, 2006, all options granted in prior years have vested.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

NOTE 11 - NON-CASH COMMITMENT AND WARRANTS

During February 2003, the Company issued warrants to purchase a total of 100,000 shares of common stock to two outside consultants. These warrants have an exercise price of $0.16 per share, expire in seven years, and vest over a period of three years, with the first one-third of such warrants vesting in 2004, the next one-third in 2005 and the remaining one-third vesting in 2006. In accordance with Statement of Financial Accounting Standard No. 123, the fair value of the warrants was estimated using the Black Scholes Option Price Calculation. The following assumptions were made to value the stock warrants: strike price at $0.16, risk free interest rate of 5%, expected life of seven years, and expected volatility of 82% with no dividends expected to be paid. The Company records an expense for the value of these warrants based upon these Black Scholes assumptions of $12,300 ($0.123 per option) over the three years as the warrants vest.

During the year ended December 31, 2004, a warrant to purchase 100,000 shares of common stock was exercised using the cashless conversion feature, resulting in the issuance of 47,917 shares of common stock.

During 2005, the Company granted warrants to purchase up to 380,000 shares of common stock at an exercise price of $0.10 - $0.20 per share for services. Subject to the terms of such warrants, 260,000 warrants are presently exercisable, and expire February 24, 2015 through August 24, 2015. The remaining 120,000 warrants vest 1/3 each year commencing December 31, 2006, with a value of $4,100 being recorded as an expense each year.

Summarized information about stock warrants outstanding and exercisable at December 31, 2006 is as follows:

	Number of	Weighted Average	Average exercise
	warrants	Remaining Life	price
Outstanding	5,504,227	3.86	$0.16
Exercisable	5,424,228	3.95	$0.16

NOTE 12 - CONVENTIONAL CONVERTIBLE DEBT AND BENEFICIAL CONVERSION

2000 Convertible Notes

During the year ended December 31, 2000, the Company sold in a private placement to accredited investors $1,510,500 of convertible subordinated debt due and payable September 30, 2005. The debt bears interest at the rate of 10% per annum and is payable semi-annually in cash or through the issuance of additional convertible subordinated debt. This debt was convertible into shares of Company common stock at a conversion price equal to $0.25 per share, subject to certain anti-dilution provisions. As of December 31, 2004 a total of $497,912 of unpaid accrued interest was converted to additional convertible debt.

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act. In connection with the placement of the debt, the Company paid a loan origination fee of $113,288 to its financial advisor, in addition to the granting of an option to the financial advisor to purchase an equivalent principal amount of convertible subordinated debt at the face amount thereof over a period of ten years. The aforementioned fee was fully amortized as of December 31, 2004. Amortization for the year ended December 31, 2003 was $19,368.

During the year ended December 31, 2001, a total of $355,000 original debt and $46,109 of accrued interest and previously converted interest was converted into 1,605,346 shares of common stock at $0.25 per share. During the year ended December 31, 2002, a total of $245,000 original debt and $41,928 of accrued interest and previously converted interest was converted into 1,147,706 shares of common stock at $0.25 per share. During the year ended December 31, 2003, a total of $152,500 original debt and $35,393 of accrued interest and previously converted interest was converted into 751,574 shares of common stock at $0.25 per share.

In February, 2004 the Company offered the holders of the remaining $773,000 of unconverted convertible debt an incentive of a reduced conversion price from $0.25 to $0.24 and payment of interest through the maturity date of September 30, 2005, if the holders would convert prior to April 30, 2004. The Company issued 4,558,771 shares for the principal and accrued interest through March 31, 2004, valued at $1,094,105 and 222,404 shares of common stock valued at $53,377 for the additional interest from April to September. Additionally, since the Company changed the conversion price, following SFAS No. 84, the Company recognized a beneficial conversion feature and calculated additional interest equal to the difference in the fair market value on the date of the conversion and the new conversion rate, multiplied by the difference in the shares converted. The Company recorded interest expense totaling $21,882 for this difference.

2002 Convertible Notes due September 30, 2004

During the year ended December 31, 2002, the Company sold in a private placement to accredited investors 2002 Subordinated Convertible Pay-in-kind Notes due September 30, 2004 ("2002-2005 convertible notes") in the principal amount of $1,148,500 in cash. A Company director personally guaranteed a total of $500,000 worth of this debt offering. The 2002-2004 convertible notes bear interest at the rate of 11% per annum payable semi-annually in cash or through the issuance of additional 2002-2004 convertible notes.

This debt is convertible into shares of Company common stock at a conversion price equal to $0.25 per share, subject to certain anti-dilution provisions. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act. In connection with the placement of the debt, the Company paid a loan origination fee of $41,895 to two advisors, together with a

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

warrant to acquire 239,400 shares of common stock at $0.25 per share. The loan was totally amortized at December 31, 2005.

During the year ended December 31, 2004, a total of $8,000 original debt and $1,354 of accrued interest and previously converted interest was converted into 37,416 shares of common stock at $0.25 per share.

In February, 2004 the Company offered the holders of the remaining $773,000 of unconverted convertible debt an incentive of a reduced conversion price from $0.25 to $0.24 and payment of interest through the maturity date of September 30, 2005, if the holders would convert prior to April 30, 2004. The Company issued 4,558,771 shares for the principal and accrued interest through March 31, 2004, valued at $1,094,105 and 222,404 shares of common stock valued at $53,377 for the additional interest from April to September. Additionally, since the Company changed the conversion price, following SFAS No. 84, the Company recognized a beneficial conversion feature and calculated additional interest equal to the difference in the fair market value on the date of the conversion and the new conversion rate, multiplied by the difference in the shares converted. The Company recorded interest expense totaling $21,882 for this difference.

2002 Convertible Notes due June 1, 2006

During the year ended December 31, 2002, the Company sold in a private placement to accredited investors 2002 Subordinated Convertible Pay-in-kind Notes due June 1, 2006 ("2002-2006 convertible notes") in the principal amount of $3,055,000 in cash. The interest rate of the 2002-2006 convertible notes is 11% per annum for $2,555,000 of the debt, and 12.5% per annum for $500,000 of the debt. Interest is payable semi-annually in cash or through the issuance of additional 2002-2006 convertible notes. As of December 31, 2005, unpaid accrued interest of $1,428,085 has been converted to additional convertible debt, which totaled $4,483,085 at year end.

This debt is convertible into shares of Company common stock at a conversion price equal to $0.11 and $0.25 per share, subject to certain anti-dilution provisions. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act. In connection with the placement of the debt, the Company paid a related party a loan origination fee of $60,000. Amortization of the loan origination fee for the year ended December 31, 2005 was $53,750.

During the year ended December 31, 2006 the Company offered the holders of the remaining $4,853,216 of unconverted convertible debt and interest an incentive of a reduced conversion price from $0.11 and $0.25 to $0.015 if the holders would convert in August 2006. The Company issued 323,547,734 shares for the principal and accrued interest through August 31, 2006. Additionally, since the Company changed the conversion price, following SFAS No. 84, the Company recognized a beneficial conversion feature and calculated additional interest equal to the difference in the fair market value on the date of the conversion and the new conversion

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

rate, multiplied by the difference in the shares converted. The Company recorded interest expense totaling $4,556,658 for this difference.

2004 Convertible Notes due September 30, 2007

During the year ended December 31, 2003, the Company sold in a private placement to accredited investors 2004 Subordinated Convertible Pay-in-kind Notes due September 30, 2007 ("2003-2007 convertible notes") in the principal amount of $800,000 in cash. The interest rate of the 2003-2007 convertible notes is 12% per annum, payable semi-annually in cash or through the issuance of additional 2004-2007 convertible notes. The unpaid accrued interest as of December 31, 2005 of $58,976 has been converted to additional convertible debt.

This debt is convertible into shares of Company common stock at a conversion price equal to $0.25 per share, subject to certain anti-dilution provisions. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act.

During the year ended December 31, 2006 the Company offered the holders of the remaining $1,108,038 of unconverted convertible debt and interest an incentive of a reduced conversion price from $0.25 to $0.015 if the holders would convert in August 2006. The Company issued 127,775,467 shares for the principal and accrued interest through August 31, 2006. Additionally, since the Company changed the conversion price, following SFAS No. 84, the Company recognized a beneficial conversion feature and calculated additional interest equal to the difference in the fair market value on the date of the conversion and the new conversion rate, multiplied by the difference in the shares converted. The Company recorded interest expense totaling $2,652,375 for this difference.

2005 Convertible Notes due September 30, 2009

During the year ended December 31, 2005, the Company sold in a private placement to Officer/Directors and an accredited investor 2005 Subordinated Convertible Pay-in-kind Notes due September 30, 2009 in the principal amount of $240,000 in cash. The interest rate of the 2005 convertible notes is 12% per annum, payable semi-annually in cash or through the issuance of additional 2005 convertible notes. The unpaid accrued interest as of December 31, 2005 of $12,245 has been converted to additional convertible debt.

This debt is convertible into shares of Company common stock at a conversion price equal to $0.09 and $.105 per share, subject to certain anti-dilution provisions. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act.

During the year ended December 31, 2006 the Company offered the holders of the $275,206 of unconverted convertible debt and interest an incentive of a reduced conversion price from $.09 and $0.105 to $0.015 if the holders would convert in August 2006. The Company issued 18,347,046 shares for the principal and accrued interest through August 31, 2006. Additionally, since the Company changed the conversion price, following SFAS No. 84, the Company

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

recognized a beneficial conversion feature and calculated additional interest equal to the difference in the fair market value on the date of the conversion and the new conversion rate, multiplied by the difference in the shares converted. The Company recorded interest expense totaling $230,418 for this difference.

2006 Convertible Notes due June 30, 2006

In April 2006, the Company sold in a private placement to accredited investors 2006 Subordinated Convertible Pay-in-kind Notes due June 30, 20066 in the principal amount of $38,000 in cash. The interest rate of the 2006 convertible notes is 12% per annum, payable semi-annually in cash or through the issuance of additional 2005 convertible notes.

This debt is convertible into shares of Company common stock at a conversion price equal to $0.07 per share, subject to certain anti-dilution provisions. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act.

In August 2006 the Company offered the holders of the $39,787 of unconverted convertible debt and interest an incentive of a reduced conversion price from $0.07 to $0.015 if the holders would convert in August 2006. The Company issued 2,652,479 shares for the principal and accrued interest through August 31, 2006. Additionally, since the Company changed the conversion price, following SFAS No. 84, the Company calculated additional interest equal to the difference in the fair market value on the date of the conversion and the new conversion rate, multiplied by the difference in the shares converted. The Company recorded interest expense totaling $31,261 for this difference.

Other 2006 Convertible Debt

During 2006, the Company sold in a private placement to an officer Subordinated Convertible Pay-in-kind Notes the principal amount of $1,414,500 in cash. The interest rate of the 2006 convertible notes was 12% per annum.

This debt is convertible into shares of Company common stock at a conversion price equal to $0.015 per share, subject to certain anti-dilution provisions. The Company offered the convertible subordinated debt pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated under the Securities Act.

In August 2006 the Company converted this debt and accrued interest into 90,117,267 shares of common stock, at the same time as all the other debt conversions.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Occupancy Agreements

During the period ended March 31, 2003, the Company entered a verbal agreement to pay approximately $4,000 a month to a firm owned by the Company’s chief executive officer and

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

chief financial officer for tax preparation services, monthly accounting, and reimbursement for rent and employee benefits. A total of $65,321 was paid during 2004 under this month-to-month agreement. Under this verbal agreement, a total of $24,200 has been accrued in the financial statements as of December 31, 2005

The Company also entered into a verbal agreement for research and development laboratory space with a firm, which has as a shareholder, one of the directors of Advanced Biotherapy, Inc. This agreement calls for a monthly rent of $6,110 along with reimbursement for research and development services at a monthly cost of $12,000. A total of $300,283 was paid during 2004 under this month-to-month agreement.

Contracts

During the first quarter of 2005, the Company entered into an agreement with a consultant whereby the consultant will utilize its established process and reasonable commercial efforts to secure a commercial relationship with potential candidates. This commercial relationship may include the license or transfer of intellectual property, product rights, manufacturing rights, patents, or development assistance. A fees will be paid to the consultant in the amount of $5,000 per month for services provided between January 1, 2005 and September 30, 2005 upon the Company receiving funding either in the form of a licensing agreement or equity or debt financing. Additionally, the consultant will be reimbursed for reasonable out-of-pocket costs. A success fee is included in the agreement of the Company enters into a commercial relationship within eighteen months from the termination of the agreement with candidates brought to the company by the consultant. This agreement was terminated on September 30, 2005.

NOTE 14 - INCOME TAXES

The following is a reconciliation of income tax, computed at the federal statutory rate, to the provision for taxes:

	December 31, 2006		December 31, 2005
	Amount	Percent	Amount	Percent
Federal tax (benefit)	$(436,000)	(34)%	$(490,000)	(34)%
California State tax (benefit)	(73,000)	(8)%	(111,000)	(8)%
Illinois State tax (benefit)	(23,000)	(7.3)%	-	-
Valuation allowance	536,000	42%	601,000	42%

	$-	-	$-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the deferred tax assets at December 31, 2006 and 2005 are as follows:

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

	December 31,	December 31,
	2006	2005
Deferred tax asset:
Net operating loss carryforwards	$4,570,000	$4,040,000
General business credit carryforwards	95,000	95,000
Excess book accumulated amortization	21,000	24,000
	4,686,000	4,159,000
Deferred tax liabilities:
Excess tax accumulated depreciation	3,000	3,000
Total deferred tax asset	4,683,000	4,156,000
Valuation allowance for deferred tax asset	(4,683,000)	(4,156,000)
Net deferred tax asset	$-	$-

At December 31, 2006, the Company has federal net operating loss carryforwards of approximately $10,960,000, which expire in the years 2007 through 2025, state net operating loss carryforwards of approximately $9,780,000, which expire in the years 2011 through 2014, and general business credit carryforwards of approximately $95,000, which expire in the years 2012 through 2023. Not included in the calculation of deferred tax assets are permanent differences of $5,859,938 and temporary differences of $274,328. At December 31, 2006 and 2005, federal net operating losses expired in the amount of approximately $219,832 and $221,164, respectively. A total of approximately $199,262 federal net operating losses is set to expire on December 31, 2006.

The change in the valuation allowance account from December 31, 2005 to December 31, 2006 was $527,000, which is principally due to the change in management’s estimates as well as an increase in the Company’s net operating loss carryforward including expiration of prior years’ net operating losses.

NOTE 15 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2006, the Company reported that Richard P. Kiphart had converted into shares of Company Common Stock all his Company convertible notes and other indebtedness at $0.015 per share, and that he and other investors had purchased an additional $5,400,000 of Company Common Stock at $0.015 per share pursuant to the Share Purchase and Debt Restructure Agreement dated as of August 28, 2006, between the Company and Mr. Kiphart.

In August 2006, the Company paid Edmond F. Buccellato, the Company’s former Chief Executive Officer, an aggregate of 6,522,466 in shares of Company common stock in payment of his accrued but unpaid salary in the sum of $55,500 and payment of the Company’s accounts payable of $42,337 owed to the accounting firm of Buccellato and Finkelstein, of which Mr. Buccellato is a principal. Simon Skurkovich, M.D., former Chairman Emeritus and Director of Research and Development, and current member of the advisory committee of the Company, was paid 14,675,400 in shares of common stock of the Company in payment of accrued but unpaid salary of $147,500, and a note payable in the sum of $127,631. During 2006 the

ADVANCED BIOTHERAPY, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

Company paid $13,110 to Amy Buccellato for administrative services rendered. Ms. Buccellato is the daughter of the Edmond F. Buccellato, the Company’s former Chief Executive Officer.

During 2006, the Company paid an aggregate $6,800 in rent, payable $1,700 monthly, for the use of office space from Buccellato & Finkelstein, Inc., of which former Chief Executive Officer and Director Edmond F. Buccellato is a shareholder. During 2006, the Company paid to Buccellato& Finkelstein, Inc., $7,828 in reimbursements for medical and dental insurance for Company employees, including Edmond F. Buccellato and Amy Buccellato.

During the second quarter of 2006, the Company agreed to transfer U.S. Application No. 10/096,127 to Director Keith Gregg in satisfaction of the Company’s obligation to pay certain consulting fees to him.

NOTE 16 - SUBSEQUENT EVENTS

The Board of Directors are currently considering a business development plan which focuses in three specific areas:

A.) Evaluation of possible acquisition candidates

B.) Acquisition of a control or non-control position in a revenue generation company through investment in equity or convertible debt, or an asset acquisition

C.) Licensing agreement with selected pharmaceutical companies seeking opportunities related to our patented scientific approaches.

As of the dated of this report, the Company has not entered into any agreement with a pharmaceutical or biotechnological company, or any such out-licensing arrangements.